Exhibit 10.2

ASSET PURCHASE AGREEMENT

by and among

[GEE ACQUISITION LLC],

as Buyer

and

GLOBAL EAGLE ENTERTAINMENT INC.

and

THE OTHER SELLERS NAMED HEREIN,

as Sellers

July [21], 2020

This draft agreement is not intended to create, nor will it be deemed to create, a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed to and executed by all parties.

i

ii

EXHIBITS

Exhibit A	Form of Bid Procedures Order

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of July [21], 2020 (the “Agreement”), is made and entered into by and among [GEE Acquisition LLC], a Delaware limited liability company (“Buyer”), Global Eagle Entertainment Inc., a Delaware corporation (the “Company”), and those certain Subsidiaries of the Company signatory hereto (collectively with the Company, “Sellers” and each entity individually, a “Seller”). Sellers and Buyer are sometimes referred to collectively herein as the “Parties” and individually as a “Party.” Capitalized terms used herein and not otherwise defined herein have the meanings set forth in Article 1.

W I T N E S E T H:

WHEREAS, on July [22], 2020 (the “Petition Date”), the Company and certain of its affiliates as debtors and debtors in possession (collectively, the “Debtors”) sought relief under Chapter 11 of Title 11, §§ 101-1330 of the United States Code (as amended, the “Bankruptcy Code”) by filing cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, subject to the terms and conditions set forth in this Agreement and the entry of the Sale Order, the Parties desire to enter into this Agreement, pursuant to which Sellers shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase and acquire from Sellers, all of Sellers’ right, title and interest in and to the Purchased Assets, and Buyer shall assume all of the Assumed Liabilities, and the Parties intend to effectuate the transactions contemplated by this Agreement, upon the terms and conditions hereinafter set forth in a sale authorized by the Bankruptcy Court pursuant to, inter alia, Sections 105 and 363 of the Bankruptcy Code, in accordance with the other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court, all on the terms and subject to the conditions set forth in this Agreement and subject to entry of the Sale Order; and

WHEREAS, Sellers’ ability to consummate the transactions set forth in this Agreement is subject to, among other things, the entry of the Sale Order by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01    Definitions.

(a)    The following terms, as used herein, have the following meanings:

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, ownership of more than fifty percent (50%) of the voting securities shall be deemed to be “control” for purposes of this definition.

“Alternative Transaction” means any transaction (or series of transaction), whether direct or indirect, concerning a sale, merger, acquisition, issuance, financing, recapitalization, reorganization, liquidation or disposition of any Seller or any portion of the equity interests or any material portion of the assets thereof (in any form of transaction, whether by merger, sale of assets or equity or otherwise).

“Antitrust Laws” means any antitrust, competition, trade regulation or merger control Laws promulgated by any Governmental Authority.

“Auction” means an auction or auctions, if any, for the sale of Sellers’ assets conducted pursuant to the terms and conditions of the Bid Procedures Order.

“Bankruptcy and Equity Exception” means any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in any Proceeding in equity or at Law).

“Bid Procedures Order” means an order of the Bankruptcy Court substantially in the form attached hereto as Exhibit A.

“Business” means the business of (a) purchasing, producing, managing and distributing wholly owned and licensed media content, video and music programming, advertising, applications and video games, and providing post-production services, for and to customers in the airline, maritime and other away-from-home non-theatrical markets and (b) providing satellite-based passenger connectivity and operational services for airliners, cruise ships and other maritime, enterprise and government markets, in each case, as conducted by Sellers.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“CARES Act” means the CARES Act (Pub. L. 116-136 (2020)) and any similar Law providing for the deferral of Taxes, the conditional deferral, reduction, or forgiveness of Taxes, the increase in the utility of Tax attributes, or other Tax-related measures, in each case, intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Cash and Cash Equivalents” means all of Sellers’ cash (including petty cash and checks received prior to the close of business on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held.

“Claim” means a “claim” as defined in Section 101 of the Bankruptcy Code.

“Closing Date” means the date of the Closing.

“COBRA” means the health care continuation coverage requirements of the Consolidated Omnibus Reconciliation Act of 1985, as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any Contract that any Seller or any of its Subsidiaries has entered into with any union, works council or collective bargaining agent with respect to terms and conditions of employment of its employees, not including any agreements covering non-U.S. employees which are applicable on an industry-wide basis to employees and which are not individually negotiated by any Seller or any Subsidiary of a Seller.

“Contract” means any contract, agreement, license, sublicense, Lease, sales order, purchase order, instrument, undertaking or legally binding commitment.

“Cure Costs” means, with respect to any Purchased Contract, the Liabilities that must be paid or otherwise satisfied to cure all monetary defaults under such Purchased Contract to the extent required by Section 365(b) of the Bankruptcy Code in connection with the assignment and assumption of such Purchased Contract.

“Cut-Off Date” means the earlier of (a) twelve (12) months following the Closing and (b) the closing of the Chapter 11 Cases.

“DIP Credit Agreement” means that certain debtor-in-possession financing agreement dated as of July [●], 2020, and as agreed to by and among the Debtors, the DIP Agent (as defined therein) and the lenders party thereto.

“DIP Facility” means a superpriority senior secured new money debtor-in-possession financing facility [and letter of credit facility] as further described in the DIP Credit Agreement, as approved by the Bankruptcy Court.

“DIP Obligations” means all “Obligations” under the DIP Facility.

“DIP Order” means any order of the Bankruptcy Court approving the Debtors’ entry into the DIP Facility.

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers to Buyer on the date hereof.

“Employees” means all employees of Sellers, including those on disability or a leave of absence, whether paid or unpaid.

“Encumbrance” means any mortgage, lien, pledge, security interest, charge, easement, purchase option, right of first refusal or offer, covenant running with the land, right of way, option, claim, license, title defect or other survey defect and other similar impositions, imperfections or restrictions on transfer or use or other encumbrance of any kind.

“Environmental, Health and Safety Requirements” means all applicable Laws concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (c) an affiliated service group (as defined under Section 414(m) of the Code) or (d) any group specified in Treasury Regulations promulgated under Section 414(o) of the Code, any of which includes or included any Seller.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exit Financing Agreement” means that certain credit agreement with Buyer (or a Buyer Designee) as borrower in form and substance consistent with the terms set forth in the RSA acceptable to Buyer and the Required Consenting First Lien Lenders (as defined in the RSA).

“Expense Reimbursement” means an amount in cash equal to the amount of all reasonable and documented out-of-pocket third-party expenses (including attorneys’ fees and expenses) incurred by Buyer in connection with the consideration, evaluation and negotiation of this Agreement and the transactions contemplated hereby, to the extent not otherwise covered by the terms of the DIP Facility.

“FCC” means the Federal Communications Commission, including any official bureau or division thereof acting on delegated authority, and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the date of this Agreement.

“FCC Applications” means, collectively, each requisite application or other request filed or to be filed with the FCC for approval to assign the FCC Licenses pursuant to this Agreement.

“FCC Approval” means the FCC’s grant of the FCC Applications; provided that the possibility that an appeal, request for stay, or petition for rehearing or review by a court or administrative agency may be filed with respect to such grant, or that the FCC may reconsider or review such grant on its own authority, shall not prevent such grant from constituting FCC Approval for purposes of this Agreement.

“FCC Licenses” means Permits issued by the FCC.

“FFCRA” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020).

“Final Order” means a judgment or Order of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed (other than such modifications or amendments that are consented in writing to by Buyer) and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such Order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such Order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have expired, as a result of which such Action or Order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedures, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such Order, shall not cause an Order not to be a Final Order.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any (a) multinational, tribal, federal, state, municipal, local or other governmental or public department, central bank, court, commission, commissioner, tribunal, board, bureau, agency or instrumentality, domestic or foreign, (b) subdivision or authority of any of the foregoing or (c) regulatory or administrative authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed, and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable for goods and services and other accrued current liabilities arising in the Ordinary Course), (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (e) the liquidation value of all redeemable preferred stock of such Person, (f) all obligations of the type references in clauses (a) through (e) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guaranties of such obligations, and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means any and all intellectual property of every kind, whether protected or arising under the Laws of the United States or any other jurisdiction, including all intellectual or industrial property rights in any of the following: (a) all trademarks and service marks, and all registrations, renewals and applications therefor, and all brand names, product names, trade dress, logos, protectable distinguishing guises and indicia, slogans and other similar designations of source or origin and, in each case, all worldwide rights, title and interest associated with the foregoing, whether registered or not, in any form including abbreviation, derivation, variation, diffusion or otherwise, whether stylized or not stylized, and for all purposes and for all goods, products and services (collectively, “Trademarks”), (b) methods, techniques, ideas, know-how, research and development, technical data, molds, prototypes, models and designs, programs, materials, specifications, processes, inventions (patentable or unpatentable), patents, and other similar materials and improvements thereto, and all tangible embodiments of the foregoing (collectively, “Patents”), (c) all copyrights (registered or unregistered), works of authorship, and software (including source code, object code, operating systems and specifications), including applications and registrations thereof (collectively, “Copyrights”), (d) all trade secrets, confidential or proprietary business information, such as business data bases, data analytics, know-how, techniques, concepts, methods, processes, specifications, product designs, blue prints, surveys, customer reviews, customer/vendor lists, customer contact information, email lists, data bases, sales plans, formulae, reports, and other proprietary or confidential information and know-how (collectively, “Trade Secrets”), (e) all rights of publicity, (f) all moral and economic rights of authors, inventors, however denominated, and (g) all other intellectual property and proprietary rights.

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” means the actual knowledge of the individuals set forth on Section 1.02(a) of the Disclosure Schedules, after reasonable inquiry.

“Law” means any law, treaty, statute, ordinance, code, directive, decree, Order, rule or regulation of any Governmental Authority.

“Lease” means any lease, together with any other subleases and similar agreements under which any Seller leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Property” any real property leased, subleased or which a Seller has the right to use or occupy, pursuant to a Lease.

“Liability” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a material adverse effect on the Purchased Assets or the Assumed Liabilities, taken as a whole, or (b) prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that in the case of clause (a), in no event shall any change, effect, event, circumstance, occurrence or state of facts that results from or arises out of the following be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Material Adverse Effect: (i) general changes or developments in global or national political, economic, business, monetary, financial or capital or credit market conditions or trends; (ii) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates); (iii) geopolitical conditions or any outbreak or escalation of hostilities, acts of terrorism or war, civil unrest, regional, national or international emergency, or any acts of God or similar force majeure events; (iv) the failure of the financial or operating performance of any Seller or any of its respective businesses to meet any projections, forecasts, budgets estimates or predictions for any period (it being understood that the underlying cause of such failure to meet such projections, forecasts, budgets, estimates or predictions may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes in Laws first proposed after the date hereof; (vi) changes in GAAP or other accounting regulations or principles first proposed after the date hereof; (vii) the announcement of this Agreement and the transactions contemplated hereby (provided, however, that this clause shall not limit any representation, warranty or covenant contained in this Agreement); (viii) any global or national health concern, epidemic, disease outbreak or pandemic (including the COVID-19 pandemic); (ix) any Law issued by a Governmental Authority requiring business closures, quarantine or sheltering-in-place or similar restrictions in connection with the COVID-19 pandemic; or (x) the Chapter 11 Cases, including, without limitation, (A) the Auction and any announced liquidation of Sellers or any of their respective assets, (B) any objections in the Bankruptcy Court to this Agreement or any of the transactions contemplated hereby, the reorganization of Sellers, the bidding procedures order, the assumption or rejection of any Purchased Contract otherwise in compliance with this agreement, and (C) any Order of the Bankruptcy Court or any actions or omissions of Sellers or their Subsidiaries required to be taken (or not taken) to comply therewith; provided, further, that in the case of clause (i), (ii), (iii), (v), (vi), (viii) or (ix), to the extent that the effects of any such change, effect, event, circumstance, occurrence or state of facts is disproportionately adverse to the Purchased Assets or the Assumed Liabilities, taken as a whole, relative to other similarly situated businesses in the industries in which Sellers and the Purchased Entities operate, then such matter, event, change, development, occurrence, circumstance or effect may be taken into account in determining whether there has been or will be, a Material Adverse Effect.

“NASDAQ” means NASDAQ Stock Market LLC.

“Order” means any award, writ, injunction, judgment, order, ruling, decision, subpoena, precept, directive, consent, approval, award, decree or similar determination or finding entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course” means the ordinary course of business consistent with past practice. For the avoidance of doubt, any actions taken (or not taken) in good faith and reasonably necessary to comply with any Laws issued in connection with the COVID-19 pandemic shall be deemed Ordinary Course.

“Owned Real Property” means any real property owned in fee by any Seller.

“Pandemic Response Laws” means the CARES Act, the FFCRA, and other any similar, additional, or future federal, state, local, or foreign law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Permits” means any franchises, permits, licenses, consents, certificates, clearances, approvals, exceptions, variances, permissions, filings, publications, declarations, notices, waivers, and authorizations, including environmental permits, of or with any Governmental Authority held, used or made by any Seller in connection with the Purchased Assets or the Assumed Liabilities.

“Permitted Encumbrances” means the following Encumbrances: (a) statutory Encumbrances for current Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, repairmen’s and other statutory Encumbrances incurred in the Ordinary Course and for adequate reserves have been established in accordance with GAAP and which would not, individually or in the aggregate, have a material impact on the business or impair the ability of Sellers or the Purchased Entities to use or operate the property to which they relate; (c) Encumbrances incurred or deposits made in the Ordinary Course and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) with respect to Owned Real Property or Leased Real Property, easements, declarations, covenants or rights-of-way, restrictions and similar non-monetary Encumbrances (that would be disclosed by an accurate survey of real property and otherwise affecting title to real property and other title defects) which do not, individually or in the aggregate, materially impair the use or occupancy of such Owned Real Property or Leased Real Property; (e) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; (f) Encumbrances that will be released at the Closing with no Liability to Buyer or its Affiliates; (g) any Encumbrance granted or incurred pursuant to an Order of the Bankruptcy Court; and (h) outbound Intellectual Property licenses, covenants not to sue and similar rights or licenses that are subject to Section 365(n) of the Bankruptcy Code.

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, unincorporated organization, estate, trust, association, organization or other legal entity or group or Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and with respect to any taxable period that begins on or prior to the Closing Date and ending after the Closing Date, the portion thereof beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and with respect to any taxable period that includes but does not end on the Closing Date, the portion thereof ending on the Closing Date.

“Pre-Petition Credit Agreement” means that certain Credit Agreement, dated as of January 6, 2017, by and among the Company, the other loan parties, the Lenders named therein and Citibank N.A., as administrative agent, (a) as amended by (i) the First Amendment and Limited Waiver to Credit Agreement, dated as of May 4, 2017, (ii) the Amendment to First Amendment and Limited Waiver to Credit Agreement and Second Amendment to Second Amendment to Credit Agreement, dated as of June 29, 2017, (iii) the Third Amendment to Limited Waiver to Credit Agreement and Third Amendment to Credit Agreement, dated as of October 2, 2017, (iv) the Fourth Amendment to Limited Waiver to Credit Agreement and Fourth Amendment to Credit Agreement, dated as of October 31, 2017, (v) the Fifth Amendment to Limited Waiver to Credit Agreement and Fifth Amendment to Credit Agreement, dated as of December 22, 2017, (vi) the Sixth Amendment to Credit Agreement dated as of March 8, 2018, and (vii) the Omnibus Incremental Term Loan and Seventh Amendment to Credit Agreement and Amendment to Security Agreement, dated as of July 19, 2019, (viii) the Eighth Amendment to Credit Agreement, dated as of April 7, 2020, (ix) the Ninth Amendment to Credit Agreement, dated as of April 9, 2020, (x) the Tenth Amendment to Credit Agreement, dated as of April 15, 2020, (xi) the Eleventh Amendment to Credit Agreement, dated as of July 9, 2020 and (xii) the Twelfth Amendment to Credit Agreement, dated as of July 20, 2020 and (b) as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Proceedings” means any legal, governmental or regulatory suits, proceedings, arbitrations or actions, related to Liabilities, preference actions and preferential transfers, Contracts, debts, breaches of fiduciary duties, accounts, bills, covenants, agreements, damages, judgments, third-party Claims, counterclaims, and cross-claims, whether, reduced to judgment or not reduced to judgment, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereinafter arising, in law or equity or otherwise.

“RSA” means the Restructuring Support Agreement, dated as of July [21], 2020, among Sellers and the Consenting First Lien Lenders (as defined therein).

“RSA Termination Event” means an event described in Section 7 of the RSA which with the passage of time or the taking of action thereunder would result in the termination of the RSA.

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement.

“Sale Order” means an Order by the Bankruptcy Court, in form and substance reasonably acceptable to Buyer and Sellers, among other things, (a) approving this Agreement, (b) authorizing the sale of the Purchased Assets to Buyer pursuant to section 363 of the Bankruptcy Code, pursuant to the terms and conditions set forth herein, free and clear of any Encumbrances (other than Permitted Encumbrances), (c) authorizing the assumption by, and assignment to, Buyer of the Purchased Contracts and the Assumed Liabilities pursuant to section 365 of the Bankruptcy Code and (d) authorizing the other transactions contemplated by this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) end of service or severance, termination protection, retirement, pension, profit sharing, deferred compensation, phantom, equity or equity-based, health or welfare, employment, independent contractor, vacation, change in control, transaction, retention, bonus or other incentive, fringe benefit, paid time off or similar plan, agreement, arrangement, program or policy, or (iii) other plan, Contract, policy or arrangement providing compensation or benefits, in each case whether or not written, in the case of clauses (i)-(iii), that is sponsored, maintained, administered, contributed to or entered into by any Seller or any Subsidiary of any Seller, for the benefit of any of its current or former Service Providers, or for which any Seller or any Subsidiary of any Seller has any direct or indirect liability.

“Service Provider” means a director, officer, employee or individual independent contractor.

“Subsidiary” means, with respect to any Person, another Person in which such Person beneficially owns, directly or indirectly, capital stock or other equity securities representing more than fifty percent (50%) of the outstanding voting stock or other equity interests; provided that no JV Entity shall be a Subsidiary of any Seller for purposes of this Agreement.

“Tax” means all federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding tax, profits, lease, service, recording, documentary, filing, permit or authorization, gains, escheat, unclaimed property, import, export, intangibles, or any other taxes, fees, assessments or charges of any kind whatsoever including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Return” means any report, return, election, extension or similar document (including declarations, disclaimers, notices, disclosures, estimates, claims (including claims for refunds), real property transfer tax returns, information returns, schedules or any related or supporting information) filed or required to be filed with respect to Taxes with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Transaction Document” means this Agreement, the Assignment and Assumption Agreements, the Bills of Sale, the Assignment of Patents, the Assignment of Trademarks and any other agreements, instruments or documents entered into pursuant to, or as contemplated by, this Agreement.

“Transfer Taxes” means any sales, use, purchase, excise, gross receipts, ad valorem, direct or indirect real property, business and occupation, value added (including VAT), filing, permit or authorization, leasing, license, lease, severance, franchise, profits, fixed asset, property transfer or gains, documentary, stamp, registration, intangible, conveyance, recording or similar Tax (including, for certainty, goods and services tax, harmonized sales tax and land transfer tax) and any recording costs or fees, however styled or designated, or other amounts in the nature of transfer Taxes payable in connection with the sale or transfer of the Purchased Assets contemplated by this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and all similar state and local Laws.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Allocation Schedule	Section 2.07
Antitrust Laws	Section 3.03(b)
Assignment of Patents	Section 2.08(a)(iii)
Assignment of Trademarks	Section 2.08(a)(iii)
Assumed Liabilities	Section 2.02
Assumed Plans	Section 2.01(i)
Assignment and Assumption Agreements	Section 2.08(b)(ii)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bankruptcy Period	Section 12.05
Bills of Sale	Section 2.08(a)(ii)
Buyer	Preamble
Buyer Benefit Plan	Section 7.05(a)
Buyer Designee	Section 2.01
Buyer Plans	Section 7.05(b)
Chapter 11 Cases	Recitals
Closing	Section 2.08

Closing Date Payment	Section 2.06
Company	Preamble
Company SEC Reports	Section 3.19(a)
Contract & Cure Update Schedule	Section 2.05(a)
Credit Bid	Section 2.06
DIP Payment Amount	Section 2.06
Direction Letter	Section 4.08
Disputed Amount Contract	Section 2.05(e)
Debtors	Preamble
D&O Claims	Section 2.03(k)
End Date	Section 10.01(b)
Excluded Assets	Section 2.03
Excluded Contracts	Section 2.03(c)
Excluded Plans	Section 2.03(g)
Excluded Records	Section 2.03(b)
Excluded Liabilities	Section 2.04
G Reorganization	Section 11.01(a)
G Reorganization Election	Section 11.01(a)
JV Entity	Section 2.01(g)
L5	Section 11.01(b)
Later Excluded Assets	Section 2.01(a)
Later Excluded Contract	Section 2.05(a)
Long Range Plan	Section 7.05(a)
Material Contracts	Section 3.08(a)
Material Customers	Section 3.18(a)
Material Suppliers	Section 3.18(b)
Offered Employee	Section 7.05(a)
Original Contract & Cure Schedule	Section 2.05(a)
Party or Parties	Preamble
Permit Approvals	Section 7.03(b)
Petition Date	Recitals
Purchased Contracts	Section 2.01(a)
Purchased Entity	Section 2.01(d)
Purchased Shares	Section 2.01(d)
Purchased Assets	Section 2.01
Purchased Intellectual Property	Section 2.01(e)
Purchase Price	Section 2.06
Renewal Period	Section 10.01(b)
Retained Cash	Section 2.06
Seller or Sellers	Preamble
Straddle Period	Section 7.06(c)
Surviving Post-Closing Covenants	Section 9.01
Terminated Employee	Section 7.05(a)
Title IV Plans	Section 3.13(d)
Transfer Consent	Section 2.05(c)
Transferred Employee	Section 7.05(a)
Transition Employees	Section 7.02(c)
Transition Period	Section 7.02(c)
Wind-Down Amount	Section 2.06
Wind-Down Budget	Section 7.14

SECTION 1.02    Construction. In construing this Agreement, including the Exhibits and Schedules hereto, the following principles shall be followed: (a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed unless otherwise specified; (b) except as otherwise set forth herein, references to Articles, Sections, Disclosure Schedules, Schedules and Exhibits refer to the Articles, Sections, Disclosure Schedules, Schedules and Exhibits of this Agreement, which are incorporated in and made a part of this Agreement; (c) a reference to any Person shall include such Person’s successors and assigns; (d) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions; (e) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Schedule; (f) the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America; (g) unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa; (h) the words “to the extent” shall mean “the degree by which” and not “if”; (i) the word “will” will be construed to have the same meaning and effect as the word “shall,” and the words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive; (j) where a word is defined herein, references to the singular will include references to the plural and vice versa; (k) all references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless Business Days are expressly specified; (l) any reference to any agreement or Contract will be a reference to such agreement or Contract, as amended, modified, supplemented or waived; (m) any reference to any particular Code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance; (n) references to “written” or “in writing” include in electronic form; (o) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (p) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (q) the word “or” shall not be exclusive.

ARTICLE 2

PURCHASE AND SALE

SECTION 2.01    Purchase and Sale. Subject to the entry of the Sale Order and upon the terms and subject to the conditions of this Agreement and the Sale Order, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer or one or more other Affiliates of Buyer or an entity formed in compliance with Section 11.01 as designated by Buyer (a “Buyer Designee”), and Buyer shall, and shall cause its Buyer Designees (if any) to, purchase, acquire and accept from Sellers, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Sellers’ right, title and interest in the properties, interests, rights and other assets of Sellers as of the Closing of every kind and nature, whether tangible or intangible (including goodwill), real, personal or mixed, known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP or specifically referred to in this Agreement, including any such properties, rights, interests, and other assets acquired by Sellers after the date hereof and prior to the Closing in accordance with Section 5.01, including the following properties, rights, interests and other assets of Sellers (collectively, the “Purchased Assets” and, for the avoidance of doubt, the transfer of the Purchased Shares held by any Seller to Buyer or a Buyer Designee will constitute the transfer of any Purchased Assets owned by such Purchased Entity and such Purchased Assets shall not be separately transferred other than as required by applicable Law), other than the Excluded Assets, which, notwithstanding the foregoing provisions of this Section 2.01 to the contrary, will remain, as applicable, the assets, properties, interests and rights of Sellers and their Affiliates:

(a)    subject to Section 2.05, all Contracts (including Leases with respect to Leased Real Property and licenses and other Contracts with respect to Intellectual Property), including (i) any confidentiality or non-disclosure agreements executed by any Person for the benefit of any Seller to the extent relating to the Purchased Assets or the Assumed Liabilities and (ii) all purchase orders (collectively, the “Purchased Contracts”);

(b)    (i) the Owned Real Property set forth on Section 2.01(b)(i) of the Disclosure Schedules and (ii) the Leased Real Property set forth on Section 2.01(b)(ii) of the Disclosure Schedules, in each case, together with any buildings, fixtures and improvements located on or attached to such real property, and all rights arising therefrom, and all tenements, hereditaments, appurtenances and other real property rights appertaining thereto;

(c)    all tangible assets, including, without limitation, machinery, equipment, computers, information management systems (including software and hardware related thereto), telephone systems, supplies and other tangible personal property owned by any Seller, including any such personal property located at any Owned Real Property or Leased Real Property and any such property on order to be delivered to any Seller;

(d)    all warranties, indemnities or guaranties from any Person with respect to any Purchased Asset, including any item of real property, personal property or equipment;

(e)    all Intellectual Property owned by Sellers that is used or held for use by Sellers in the conduct of the Business, including the Intellectual Property set forth on Section 2.01(e) of the Disclosure Schedules (the “Purchased Intellectual Property”);

(f)    all of Sellers’ interests (the “Purchased Shares”) in the Persons listed in Section 2.01(f) of the Disclosure Schedules (each, a “Purchased Entity,” and collectively, the “Purchased Entities”);

(g)    all of Sellers’ interests in each entity set forth on Section 2.01(g) of the Disclosure Schedules (each, a “JV Entity”) and any Contract (including any joint venture or services agreement) related to such JV Entity;

(h)    all rights of Sellers under non-disclosure or confidentiality, invention assignment, work made for hire, non-compete, or non-solicitation agreements with current or former Service Providers of any Seller;

(i)    all of the Seller Plans other than Excluded Plans (the “Assumed Plans”), all funding arrangements related thereto (including all assets, trusts, insurance policies (other than, for the avoidance of doubt, any director and officer insurance policy) and administrative service Contracts related thereto), and all rights and obligations thereunder;

(j)    all Permits set forth on Section 2.01(j) of the Disclosure Schedules;

(k)    all Cash and Cash Equivalents (other than Retained Cash, if any);

(l)    all bank accounts of Sellers;

(m)    all deposits, credits, prepaid expenses, deferred charges, advance payments, refunds, rights of set-off, rights of recovery, security deposits, prepaid items and duties related to the Purchased Assets (including Purchased Contracts);

(n)    all accounts receivable, notes, negotiable instruments and chattel paper owned or held, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and other amounts receivable from any Person before the Closing, whether or not in the Ordinary Course;

(o)    all rights and obligations under or arising out of all insurance policies (other than, for the avoidance of doubt, any director and officer insurance policy) relating to the Purchased Assets or the Assumed Liabilities (including returns and refunds of any premiums paid, or amounts due back to Sellers, with respect to cancelled insurance policies);

(p)    all confidentiality, non-competition, non-solicitation or similar agreements entered into by any Seller or any of their respective representatives in connection with a sale of any Seller, any Purchased Asset (including any Purchased Entity) or any Assumed Liabilities;

(q)    other than D&O Claims, all rights against any Person (including (i) customers, suppliers, vendors, lessors, lessees, licensees, licensors of any Seller and (ii) Buyer, its Affiliates or any of its or their respective directors, officers, members, partners, shareholders, managers, advisors or representatives) arising under or related to any Purchased Contract, other Purchased Asset (including any use, ownership, possession, operation, sale or lease thereof) or Assumed Liability or the operation or conduct of the Business, including Proceedings, Claims, counterclaims, defenses, credits, rebates (including any vendor or supplier rebates), demands, allowances, refunds (including any Tax refunds, Tax overpayments or Tax attributes, other than Tax refunds of Sellers relating to a Post-Closing Tax Period), cash Tax deposits, rights of set off, rights of recovery (including rights to insurance proceeds), rights of subrogation, rights of recoupment, rights under or with respect to express or implied guarantees, warranties, representations, covenants, indemnities, exculpation, advancement, reimbursement of expenses or contract renewal rights and other similar rights, in each case, whether direct or derivative, known or unknown, liquidated or unliquidated, contingent or otherwise;

(r)    all avoidance, recovery, subordination claims or causes of action of any Seller under Sections 544 through 553 of the Bankruptcy Code or under applicable Law;

(s)    all goodwill related to the Purchased Assets (including the goodwill associated with the Trademarks and other Intellectual Property included in the Purchased Assets); and

(t)    other than the Excluded Records, all of the Company’s and its Subsidiaries’ current or historical written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies, Tax Returns, ledgers, journals, title policies, customer lists, supplier lists, vendor lists, price lists, mailing lists, invoices, shipping records, standard forms of documents, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (catalogs, sales brochures, flyers, pamphlets, web pages, etc.), consulting materials, opinions and other documents commissioned by or on behalf of the Company or its Subsidiaries, development, quality control, quality assurance, regulatory, pharmacovigilance records and other regulatory documents, all personnel and employment records for the Transferred Employees or any individual independent contractors of the Company or its Subsidiaries, and other books and records of Sellers and any rights thereto owned by any Seller, in each case whether stored in hard copy form or on electronic, magnetic, optical or other media.

At any time but in any event no later than three (3) days prior to the Closing, Buyer may, in its sole discretion, by written notice to the Company, and following good faith consultation with the Company, designate any of the Purchased Assets as additional Excluded Assets, which notice shall set forth in reasonable detail the Purchased Assets so designated (“Later Excluded Assets”). Notwithstanding any other provision hereof to the contrary, the Liabilities of Sellers under or related to any Purchased Asset designated as an Excluded Asset pursuant to this paragraph will constitute Excluded Liabilities. The Parties acknowledge and agree that there will be no reduction in, or increase to, the Purchase Price as a result of any addition or elimination of any asset as a Purchased Asset.

SECTION 2.02    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume the following Liabilities, and only such Liabilities, of Sellers (the “Assumed Liabilities”):

(a)    all Liabilities relating to or arising out of the ownership or operation of the Purchased Assets by Buyer solely for periods following the Closing;

(b)    all Cure Costs to the extent they have not been paid on or before the Closing;

(c)    all Liabilities with respect to the Assumed Plans;

(d)    the Liabilities assumed by Buyer pursuant to Section 7.05 and Section 2.06;

(e)    all Liabilities of each Seller (and each Purchased Entity) relating to or arising out of the Purchased Contracts solely following the Closing and not to the extent relating to or arising out of any breach or default thereof or other activities on or prior to the Closing;

(f)    any and all Liabilities for Transfer Taxes;

(g)    accrued compensation, employee expenses and benefits, in each case for Transferred Employees; and

(h)    all (i) accrued trade and non-trade payables, (ii) open purchase orders (except any purchase order entered into in connection with, or otherwise governed by, any Excluded Contract), (iii) Liabilities arising under drafts or checks outstanding at Closing, (iv) accrued royalties and (v) all Liabilities arising from rebates, returns, recalls, chargebacks, coupons, discounts, failure to supply claims and similar obligations, but in each case, to the extent (and solely to the extent) (y) incurred in the Ordinary Course and otherwise in compliance with the terms and conditions of this Agreement (including Section 5.01) and (z) not arising under or otherwise relating to any Excluded Asset.

SECTION 2.03    Excluded Assets. Notwithstanding any provision in this Agreement to the contrary, Sellers shall not be deemed to sell, transfer, assign, convey or deliver, and Sellers will retain all right, title and interest to, in and under the following assets, properties, interests and rights of Sellers and their Affiliates (whether owned, licensed, leased or otherwise) (the “Excluded Assets”):

(a)    the organizational documents, corporate records and minute books, in each case to the extent solely pertaining to the organization, existence or capitalization of Sellers;

(b)    any (i) records, documents or other information solely to the extent relating to current or former Employees who is not or does not become a Transferred Employee and any materials to the extent containing information about any Employee, disclosure of which would violate applicable Law and (ii) all attorney-client privilege and attorney work-product protection of Sellers or associated with their businesses solely to the extent arising with respect to legal counsel representation of Sellers or its Affiliates or their businesses in connection with the transactions contemplated by this Agreement or any of the Transaction Documents (such documents described in clauses (i) and (ii), collectively, the “Excluded Records”);

(c)    subject to Section 2.05, any Contract that is not a Purchased Contract and Contracts with Affiliates of Sellers (collectively, the “Excluded Contracts”);

(d)    all rights, claims or causes of action that accrue or will accrue to any Seller or any of their Subsidiaries pursuant to this Agreement or any of the other Transaction Documents;

(e)    subject to Section 2.01(q), all Tax attributes that are not transferred by operation of applicable Tax Law;

(f)    other than the Purchased Shares, all shares of capital stock or other equity interests of any Seller or any Subsidiary of any Seller;

(g)    any Seller Plans set forth on Section 2.03(g) of the Disclosure Schedules (the “Excluded Plans” which such Excluded Plans include, in all events, all equity incentive plans and grants thereunder), together with all funding arrangements related thereto (including all assets, trusts, insurance policies and administrative service Contracts related thereto), and all rights and obligations thereunder;

(h)    all Retained Cash (if any) and the Wind-Down Amount;

(i)    all proceeds received from the sale or liquidation of any other Excluded Assets;

(j)    all director and officer insurance policies (including, for the avoidance of doubt, all current and prior director and officer insurance policies), and all rights and benefits of any nature of Sellers with respect thereto (including any claims arising under such policies and all credits, premium refunds, proceeds, causes of action or rights thereunder)

(k)    all rights of any Seller against any current or former directors, officers, members, members, partners, shareholders, managers, advisors or other professionals of such Seller, including any Proceedings and Claims (“D&O Claims”); and

(l)    any deposits, escrows, surety bonds or other financial assurances and any cash or cash equivalents securing any surety bonds or financial assurances, in each case, to the extent solely relating to the Excluded Assets or the Excluded Liabilities.

SECTION 2.04    Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume, be required to pay, perform or discharge, or be liable hereunder for any Liabilities of any Seller, of whatever nature, whether presently in existence or arising hereafter, whether or not related to the Business or the Purchased Assets, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, matured or unmatured, direct or indirect, and however arising, whether existing prior to or on the Closing Date or arising thereafter as a result of any act, omission, or circumstances taking place prior to the Closing, other than the Assumed Liabilities, and Sellers shall retain and be responsible for all other Liabilities of Sellers (other than the Assumed Liabilities), including the following (collectively, the “Excluded Liabilities”):

(a)    all Liabilities for any Taxes (other than Transfer Taxes) (including, without limitation, Taxes payable by reason of contract, assumption, transferee or successor Liability, operation of Law, pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of any state or local law) or otherwise) (i) owed with respect to the Purchased Assets arising or relating to any Pre-Closing Tax Period (including any Straddle Period Taxes that are part of a Pre-Closing Tax Period), (ii) owed by any Seller (whether or not relating to a Pre-Closing Tax Period), including pursuant to any Tax sharing, Tax indemnity or similar agreement or arrangement to which any Seller (or any Affiliate thereof) is obligated under or a party to, (iii) arising in connection with the consummation of the transactions contemplated by this Agreement, (iv) imposed on any Person that are the responsibility of Sellers pursuant to Section 7.06 or (v) arising from or in connection with an Excluded Asset;

(b)    all Liabilities arising under any Excluded Contract;

(c)    except to the extent of any Liabilities expressly assumed pursuant to Section 2.02(e) or Section 2.02(h), all Liabilities of Sellers for Indebtedness, including any intercompany Indebtedness among Sellers;

(d)    all Liabilities relating to (i) payroll (including salary, wages and commissions), vacation, sick leave, parental leave, long service leave, workers’ compensation claims and unemployment benefits of any current or former Employee who is not or does not become a Transferred Employee and (ii) all severance and termination agreements with any current or former Employee who is not or does not become a Transferred Employee;

(e)    all Liabilities arising out of, relating to or with respect to any Excluded Plan, if any;

(f)    all Liabilities arising in connection with any violation of any applicable Law (by Sellers) relating to the period prior to the Closing;

(g)    all Liabilities of Sellers arising under or pursuant to any Environmental Health and Safety Requirements, including with respect to any real property owned, operated, leased or otherwise used by Sellers, whether or not used in the Ordinary Course, including any Liabilities for noncompliance with any Environmental Health and Safety Requirements (including the release of hazardous substances), in each case only to the extent arising as a result of any act, omission, or circumstances taking place on or prior to the Closing, whether known or unknown as of the Closing;

(h)    all Liabilities arising out of, relating to or with respect to any Order or Proceeding involving, against or affecting any Purchased Asset, the Business, any Seller or any assets or properties of any Seller (i) commenced, filed, initiated or threatened as of the Closing or (ii) relating to facts, events or circumstances arising or occurring prior the Closing; and

(i)    all other Liabilities of Sellers that are not expressly included as Assumed Liabilities.

SECTION 2.05    Assignment of Contracts and Rights.

(a)    Sellers shall deliver to Buyer a schedule that contains a substantially complete list of each Contract of Sellers and Sellers’ good faith estimate of the amount of Cure Costs applicable to each such Contract (the “Original Contract & Cure Schedule”) within thirty (30) days of the date of this Agreement, which Original Contract & Cure Schedule shall be served on the counterparties to each such Contract in accordance with the Bid Procedures Order. From the date on which such Original Contract & Cure Schedule is provided to Buyer through (and including) the date which is three (3) days prior to the Closing Date, promptly following any changes to the information set forth on the Original Contract & Cure Schedule (including any new Contracts to which any Seller becomes a party and any change in the Cure Cost of any Contract), or as reasonably requested by Buyer, Sellers shall provide Buyer with a schedule that updates and corrects such information (as such schedule may be amended, supplemented or otherwise modified from time to time prior to the Closing Date in accordance with the terms of this Agreement, the “Contract & Cure Update Schedule”). Sellers shall be responsible for the verification of all Cure Costs for each Purchased Contract and shall, in consultation with and subject to the consent of Buyer, use commercially reasonable efforts to establish proper Cure Costs for each Purchased Contract prior to the Closing Date. At any time but in any event no later than three (3) days prior to the Closing Date, Buyer may, by written notice to the Company, and following good faith consultation with the Company, add or eliminate any Contract (including any Lease) as a Purchased Contract (any such eliminated contract, a “Later Excluded Contract”). Automatically upon the addition of any Contract as a Purchased Contract in accordance with the first sentence of this Section 2.05(a), such Contract will constitute a Purchased Asset and will be assigned to Buyer under, and in accordance with the terms of, this Agreement at Closing (and, if applicable, will cease to constitute an Excluded Asset). Automatically upon the elimination of any Contract as a Purchased Contract in accordance with the first sentence of this Section 2.05(a), such Contract will constitute an Excluded Asset and will not be assigned to Buyer, and no Liabilities arising thereunder or relating thereto shall be assumed by Buyer. The Parties acknowledge and agree that there will be no reduction in, or increase to, the Purchase Price as a result of any addition or elimination of any Contract as a Purchased Contract; provided, however, that any such addition or elimination may increase or decrease (as applicable) the extent of the Assumed Liabilities, Purchased Assets or Excluded Contracts.

(b)    Sellers shall use commercially reasonable efforts to take all actions required to assign the Purchased Contracts to Buyer, including taking all actions reasonably required to facilitate any negotiations with the counterparties to such Purchased Contracts and to obtain an Order containing a finding that the proposed assumption and assignment of the Purchased Contracts to Buyer satisfies all requirements of Section 365 of the Bankruptcy Code.

(c)    Except as to Purchased Contracts assigned pursuant to Section 365 of the Bankruptcy Code, this Agreement shall not constitute an agreement to contribute, transfer, assign or deliver any Purchased Asset or any claim, right or benefit arising thereunder or resulting therefrom if an attempted contribution, transfer, assignment, or delivery thereof without the consent of a third party or Governmental Authority (each, a “Transfer Consent”), would conflict with, violate, constitute a breach or default under any related Contract or violate any applicable Law or in any way otherwise adversely affect the rights of Buyer or Sellers thereunder. If such Transfer Consent is not obtained or such assignment is not attainable pursuant to Section 365 of the Bankruptcy Code, to the extent permitted and subject to any approval of the Bankruptcy Court that may be required, Sellers and Buyer will reasonably cooperate in a mutually agreeable arrangement under which Buyer would obtain the claims, rights or benefits and assume the obligations thereunder in accordance with this Agreement without any further additional consideration; provided, however, that subject to Buyer receiving the claims, rights or benefits of, or under, the applicable Purchased Asset under any such arrangement, from and after the Closing, Buyer shall be responsible for, and shall promptly pay and perform all payment and other obligations under such Purchased Asset (all of which shall constitute, and shall be deemed to be, Assumed Liabilities hereunder) to the same extent as if such Purchased Asset had been assigned or transferred at the Closing. For the avoidance of doubt, the failure to obtain any Transfer Consent with respect to any Purchased Asset shall not delay the Closing; provided that, from and after the Closing, Sellers and Buyer shall use commercially reasonable efforts to obtain such Transfer Consent with respect to such Purchased Asset. Notwithstanding the foregoing, Sellers’ obligations under this Section 2.05(c) shall not restrict or limit their ability to wind-down or otherwise liquidate their estates, in each case, after the Closing, including by confirming and consummating a Chapter 11 plan of liquidation, or limit their ability to close the Chapter 11 Cases, after the Closing. Sellers’ obligations under this Section 2.05(c) shall terminate upon the Cut-Off Date; provided that if the Transfer Consent to which the applicable Purchased Asset has not been obtained by the Cut-Off Date, then if elected by Buyer prior to the Cut-Off Date, Sellers shall use their commercially reasonable efforts to ensure that Buyer shall (at Buyer’s cost and expense) continue to have the benefit of this Section 2.05(c) following the Cut-Off Date. Upon obtaining any such Transfer Consent with respect to the applicable Purchased Asset after the Closing, such Purchased Asset shall promptly be transferred and assigned to Buyer or a Buyer Designee in accordance with the terms of this Agreement, the Sale Order, and the Bankruptcy Code without any further additional consideration. Buyer may request, in its reasonable business judgment, certain modifications and amendments to any Contract as a condition to such Contract being designated as a Purchased Contract, and Sellers shall use their commercially reasonable efforts to obtain such modifications or amendments.

(d)    At Closing, pursuant to the Sale Order and the Assignment and Assumption Agreements, Sellers shall assign or cause to be assigned to Buyer (the consideration for which is included in the Purchase Price) each of the Purchased Contracts that is capable of being assigned.

(e)    If any Contract requires the payment of Cure Costs in order to be assumed pursuant to section 365 of the Bankruptcy Code, and such Cure Costs are undetermined on the Closing Date because a non-Seller counterparty to such Contract proposed Cure Costs in an amount that is different than the amount of Cure Costs proposed by Sellers and such difference will not be resolved prior to the Closing Date (each such Contract, a “Disputed Amount Contract”), then Sellers shall provide Buyer, not less than three (3) days prior to the Closing Date, with a schedule that lists each such Disputed Amount Contract and the amount of Cure Costs that has been proposed by each such non-Seller counterparty; provided that Sellers shall agree to any Cure Costs for any Contract irrevocably designated by Buyer in writing as a Purchased Contract if instructed to do so by Buyer. If Sellers, with the consent of Buyer, and the non-Seller counterparty with respect to any Disputed Amount Contract, are unable to agree on Cure Costs for such Disputed Amount Contract within five (5) Business Days following the Closing Date, solely upon Buyer’s written request, Sellers shall, at the expense of Buyer, seek to have the amount of Cure Costs related to such Disputed Amount Contract determined by the Bankruptcy Court. Upon final determination of such Cure Costs, Buyer may elect to re-designate such Purchased Contract as an Excluded Contract. If such Purchased Contract is not so re-designated, (x) the applicable Sellers shall promptly take such steps as are reasonably necessary, including, if applicable and reasonably practicable, promptly on delivery of no less than five (5) Business Days’ notice to the non-Seller counterparty to such Contract, to cause such Contract to be assumed by the applicable Seller and assigned to Buyer, including by executing and delivering to Buyer an Assignment and Assumption Agreement with respect to such Purchased Contract, and (y) Buyer shall pay the Cure Costs with respect to such Purchased Contract either (i) concurrently with Sellers’ assumption and assignment thereof to Buyer or (ii) as agreed in writing by Buyer and the applicable counterparty to such Purchased Contract, and execute and deliver to the applicable Sellers an Assignment and Assumption Agreement with respect to such Purchased Contract. Notwithstanding the foregoing, if, following the Closing, it is discovered that a Contract that should have been listed on the Original Contract & Cure Schedule or any Contract & Cure Update Schedule was not so listed, Sellers shall, to the extent Sellers are still debtors-in-possession in the Chapter 11 Cases, promptly following the discovery thereof, notify Buyer in writing of any such Contract and the Seller’s good faith estimate of the amount of Cure Costs applicable to each such Contract (and if no Cure Cost is estimated to be applicable with respect to any such Contract, the amount of such Cure Cost shall be designated for such Contract as “$0.00”), and upon Buyer’s request, take all actions reasonably required to assume and assign to Buyer such Contract, provided that Buyer pay the applicable Cure Cost.

SECTION 2.06    Purchase Price. On the terms and subject to the conditions contained herein, the aggregate consideration for the Purchased Assets (the “Purchase Price”) shall consist of (a) a credit bid pursuant to Section 363(k) of the Bankruptcy Code against (i) up to one hundred percent (100%) of the obligations owed by Sellers under the Pre-Petition Credit Agreement as of the Closing and (ii) only to the extent necessary to acquire any DIP Collateral (as defined in the DIP Credit Agreement), up to $5,000,000 of the DIP Obligations (the “Credit Bid”) and (b) an amount in cash (the “Closing Date Payment”) equal to the sum of (i) the amount set forth in the Wind-Down Budget (the “Wind-Down Amount”) and (ii) an amount equal to the DIP Obligations outstanding as of the Closing less the amount of the DIP Obligations, if any, used in the foregoing clause (a)(i) (the “DIP Payment Amount”) and (c) the assumption of the Assumed Liabilities; provided, however, that Buyer reserves the right, in its sole discretion, to increase the Purchase Price (including any component thereof), subject to the Bid Procedures Order and applicable Law. At the Closing, (A) in lieu of paying all or any portion of the Wind-Down Amount, Buyer may, by delivery of a written notice to the Company no later than three (3) Business Days prior to the

Closing Date, instruct Sellers to retain a portion of (but not to exceed) the cash actually held at the Closing by Sellers in an amount set forth in such written notice (any such cash retained by Sellers, “Retained Cash”) and such Retained Cash shall reduce, on a dollar-for-dollar basis, the Wind-Down Amount to be paid by Buyer at the Closing and (B) in lieu of paying all of the DIP Payment Amount, Buyer may, by delivery of a written notice to the Company no later than three (3) Business Days prior to the Closing Date, elect to assume the DIP Obligations outstanding as of the Closing, and in such event, (x) the DIP Obligations outstanding as of the Closing shall become Assumed Liabilities hereunder and (y) the DIP Payment Amount to be paid by Buyer at Closing shall be reduced to zero (0).

SECTION 2.07    Purchase Price Allocation. Unless Buyer timely elects to structure the transactions contemplated by this Agreement as a G Reorganization in accordance with and pursuant to Article 11, no later than thirty (30) days after to the Closing Date, the Company shall deliver to Buyer a schedule allocating the Purchase Price (and any adjustments thereto as determined for U.S. federal income tax purposes) (i) between each Seller and (ii) among the Purchased Assets (the “Allocation Schedule”); provided, notwithstanding the foregoing, the Company shall timely prepare, subject to consent of Buyer which shall not be unreasonably withheld, any portion of the Allocation Schedule necessary for the Parties to comply with Section 4.07. The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code, the regulations promulgated thereunder, and any similar provision of applicable Law. The Allocation Schedule shall be deemed final unless Buyer notifies the Company in writing that Buyer objects to one or more items reflected in the Allocation Schedule within forty-five (45) Business Days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Buyer and the Company shall negotiate in good faith to resolve such dispute. If Buyer and the Company reach an agreement regarding the Allocation Schedule, the Parties shall file all Tax Returns, including Form 8594 (Asset Acquisition Statement under Code Section 1060), in a manner consistent with the Allocation Schedule and shall not take any position inconsistent therewith upon examination of any Tax Return, in any Tax refund claim, in any Action related to Taxes, or otherwise unless otherwise required by applicable Law. If Buyer and the Company are unable to reach a timely resolution of any dispute regarding the Allocation Schedule, each of the Parties shall be entitled to adopt its own position regarding the Allocation Schedule and to report the federal, state and local income and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with its own position regarding the Allocation Schedule.

SECTION 2.08    Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place via the exchange of documents by mail or electronic delivery services as soon as possible following entry of the Sale Order, but in no event later than three (3) Business Days, after satisfaction of the conditions set forth in Article 8, or at such other time or place as Buyer and the Company may agree in writing. At the Closing:

(a)    Sellers shall deliver, or cause to be delivered, to Buyer:

(i)    one or more assignment and assumption agreements, in a form and substance reasonably acceptable to the Company and Buyer (the “Assignment and Assumption Agreements”), duly executed by each applicable Seller;

(ii)    one or more bills of sale, in a form and substance reasonably acceptable to the Company and Buyer (the “Bills of Sale”), duly executed by each applicable Seller;

(iii)    (x) one or more instruments of assignment of the Patents in form and substance reasonably acceptable to the Company and Buyer (the “Assignment of Patents”) and (y) one or more instruments of assignment of Trademarks in a form and substance reasonably acceptable to the Company and Buyer (the “Assignment of Trademarks”), in each case, duly executed by each applicable Seller;

(iv)    a letter of direction directing the administrative agent of the DIP Facility to release to Buyer (or a Buyer Designee) original stock, unit or interest certificates evidencing the Purchased Shares (if any) duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with any required stock transfer tax stamps affixed thereto;

(v)    a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company certifying that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;

(vi)    each third party consent, waiver, authorization or approval set forth on Section 2.08(a)(vi) of the Disclosure Schedules, each in form and substance reasonably acceptable to Buyer;

(vii)    either (A) an IRS Form W-9 of each Seller that is a “United States person” within the meaning of Section 7701(a)(30) of the Code or (B) if such Seller is unable to provide an IRS Form W-9, such other documentation as permitted by the Code, Treasury Regulations or IRS guidance in effect as of the Closing Date to establish an exemption from withholding under Code Sections 1445 and 1446(f); and

(viii)    such other deeds, bills of sale, assignments, share transfer forms and other good and sufficient instruments of conveyance and assignment, each in form reasonably satisfactory to Buyer and Sellers, as Buyer deems reasonably necessary to vest in, and transfer to, Buyer all right, title and interest in, to and under the Purchased Assets (including the Purchased Shares).

(b)    Buyer shall deliver, or cause to be delivered, to the Company or to such other Person(s) as may be entitled to payment therefrom (for the satisfaction and discharge of the DIP Obligations and the Cure Costs), as applicable:

(i)    the Closing Date Payment (which shall include (x) the Wind-Down Amount to the extent that the Wind-Down Amount is not reduced to zero (0) by Retained Cash and (y) the DIP Payment Amount to the extent the DIP Payment Amount is not reduced to zero

(0) pursuant to Section 2.06) plus, if applicable, any amounts contemplated to be paid to Sellers by Section 4.07, by wire transfer of immediately available funds, to the bank account(s) designated in writing by the Company at least three (3) Business Days prior to the Closing Date;

(ii)    the Assignment and Assumption Agreements, duly executed by Buyer or the applicable Buyer Designee;

(iii)    the Bills of Sale, duly executed by Buyer or the applicable Buyer Designee;

(iv)    the Assignment of Patents and the Assignment of Trademarks, in each case, duly executed by Buyer or the applicable Buyer Designee;

(v)    a certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer certifying that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;

(vi)    a fully executed copy of the Exit Financing Agreement; and

(vii)    such other deeds, bills of sale, assignments, share transfer forms and other good and sufficient instruments of conveyance and assumption and transfer, in form reasonably satisfactory to Buyer and Sellers, as Sellers may reasonably request to transfer and assign the Purchased Assets and Assumed Liabilities to Buyer.

SECTION 2.09    Withholding. Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Buyer is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment; provided, however, that at least three (3) Business Days prior to the Closing, Buyer must notify Sellers of any potentially applicable withholding requirement and, in the event any Seller informs Buyer that such Seller believes such deduction or withholding is inapplicable, the Parties shall use commercially reasonable efforts to cooperate to eliminate or reduce any such withholding obligation; provided, further, that Buyer shall have no obligation to eliminate or reduce withholding (a) arising as a result of Sellers’ failure to provide the documentation described in Section 2.08(a)(vii) on or prior to the Closing, or (b) that relates to compensation, benefits and other terms of employment. To the extent that amounts are withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules and as otherwise disclosed or identified in the Company SEC Reports filed prior to the date hereof (other than any forward looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the

Company SEC Reports), each Seller hereby jointly and severally represents and warrants to Buyer as follows:

SECTION 3.01    Organization and Qualification. Each Seller is duly organized, validly existing and in good standing (where applicable) under the Laws of its respective jurisdiction of formation or organization and, subject to the provisions of the Bankruptcy Code, has requisite power and authority to own, lease and operate its properties and conduct its business (including the Business) as currently conducted. Each Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where such qualification is required for the ownership or operation of the Purchased Assets, except for failures to be so qualified or to be in such good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.02    Authorization; Execution and Delivery; Enforceability. The execution, delivery and performance of this Agreement and each Transaction Document to which each Seller is a party and the consummation of the transactions contemplated hereby and thereby have been, or prior to the Closing will be, duly authorized by all necessary corporate or other action on the part of such Seller. Each Seller has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which such Seller is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Subject to entry of the Sale Order and any other Order necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents, this Agreement has been, and at or prior to the Closing, each Transaction Document to which each Seller is a party will be, duly and validly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the other Parties and the entry of the Sale Order, this Agreement constitutes, and each other Transaction Document (when duly and validly executed and delivered) will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 3.03    Noncontravention; Consents and Approvals.

(a)    Neither the execution and delivery by Sellers of this Agreement and each other Transaction Document to which any Seller is a party, nor the consummation of the transactions contemplated hereunder or thereunder, will, subject to entry of the Sale Order, (i) conflict with or result in a breach of the organizational documents of any Seller, (ii) violate any Law or Order to which any Seller, or its assets or properties, or any of the Purchased Assets may be subject, or (iii) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on, any Material Contract, after giving effect to the Sale Order and any applicable Order of the Bankruptcy Court authorizing the assignment and assumption of any such Material Contract hereunder, except, in the case of clause (ii) or (iii), for such conflicts, breaches, defaults, rights or failures to give notice as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Except for (i) the entry of the Sale Order, (ii) compliance with applicable requirements of the HSR Act or any other Antitrust Laws, (iii) the Permit Approvals, (iv) as may be required under the Exchange Act and the rules and regulations of NASDAQ and (v) as set forth on Section 3.03(b) of the Disclosure Schedules, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of any Seller in connection with the execution and delivery of this Agreement or any other Transaction Document which any Seller is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of transactions contemplated hereby or thereby or any other action by any Seller contemplated hereby or thereby (with or without notice or lapse of time, or both), except for such consents, waivers, approvals, Orders, authorizations, declarations, filings or notifications, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.04    Purchased Entities; JV Entities.

(a)    Section 3.04(a) of the Disclosure Schedules sets forth, with respect to each Purchased Entity, (i) the name, (ii) the jurisdiction of formation or organization, (iii) the authorized, issued and outstanding equity interests and (iv) each owner of record of the Purchased Shares of such Purchased Entity (including the Purchased Shares). The Purchased Shares have been duly authorized and validly issued, are fully paid and non-assessable (where applicable) and have not been issued in violation of any preemptive rights, rights of first offer, rights of first refusal or similar rights, and are owned beneficially, of record and with good and valid title by the applicable Seller as set forth on Section 3.04(a) of the Disclosure Schedules, free and clear of any Encumbrances (other than Permitted Encumbrances).

(b)    Section 3.04(a) of the Disclosure Schedules sets forth, with respect to each Purchased Entity, any Subsidiary or any other Person in which such Purchased Entity owns, of record or beneficially, any direct or indirect equity or similar interests or any right (contingent or otherwise) to acquire any direct or indirect equity or similar interests.

(c)    No Purchased Entity is under any obligation, or is bound by any Contract (other than the organizational documents of any Purchased Entity) pursuant to which such Purchased Entity may become obligated to, (i) declare, make or pay any dividends or distributions, whether current or accumulated or due or payable or (ii) make any loan to, investment in, or capital contribution to, any Person. There are no outstanding options, warrants, calls, rights, subscriptions, arrangements, claims, commitments (contingent or otherwise) or any other agreement or Contract to which any Purchased Entity is a party, or is otherwise subject, that requires the issuance, sale or transfer of any additional shares of capital stock or other equity securities of any Purchased Entity convertible into, exchangeable for or evidencing the right to subscribe for or purchase capital stock or other equity securities of any Purchased Entity. No Seller or any Purchased Entity is a party, or is otherwise subject, to any voting trust or other voting agreement with respect to the Purchased Shares or to any agreement or Contract relating to the issuance, sale, redemption, transfer, acquisition, disposition or registration of the Purchased Shares.

(d)    Section 3.04(d) of the Disclosure Schedules sets forth each Seller’s interests (if any) in, and the capitalization of, each JV Entity. Except as set forth on Section 3.04(d) of the Disclosure Schedules, there are no other limited liability companies, partnerships, joint ventures, associations or other entities or Persons in which any Seller holds any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

SECTION 3.05    Title to and Sufficiency of Purchased Assets. Sellers have good and valid title to, or valid leasehold interests in, all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances) and, at the Closing, subject to the Sale Order and obtaining any Transfer Consent, Sellers will transfer, convey and assign good and valid title to, or valid leasehold interests in, the Purchased Assets (including record and beneficial ownership of the Purchased Shares) free and clear of all Encumbrances (other than Permitted Encumbrances). The Purchased Assets collectively with the Excluded Assets described in Section 2.03(c), Section 2.03(g) and Section 2.03(j) constitute all of the material assets, properties and rights held for use or necessary to operate and conduct the Business in the Ordinary Course.

SECTION 3.06    Litigation. Except as set forth on Section 3.06 of the Disclosure Schedules, there are no Proceedings pending, or, to the Knowledge of Sellers, threatened against any Seller, the Purchased Assets, the Assumed Liabilities or the Business, or any Order outstanding, which, in each case, would adversely affect the ability of any Seller to enter into this Agreement or to consummate the transactions contemplated hereby or otherwise would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.07    Permits; Compliance with Laws.

(a)    Sellers are in possession of all Permits necessary for Sellers to own, lease and use the Purchased Assets as currently owned, leased or used and to carry on and operate the Business as currently conducted, except where the failure to possess such Permit, individually or in the aggregate, has not had, and would not reasonably be expected to be material to the Business, taken as a whole. Section 2.01(j) of the Disclosure Schedule is a true, correct and complete list of all material Permits used by Sellers with respect to the Purchased Assets and the Assumed Liabilities. To the Knowledge of Sellers, there is no fact or circumstance relating to the Permits or Sellers that would cause a Governmental Authority to deny or refrain from issuing any Permit Approval.

(b)    Except as set forth in Section 3.07(b) of the Disclosure Schedules, (i) all material Permits held by Sellers are valid and in full force and effect, except where such failure to be valid or in full force and effect would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole, (ii) Sellers are, and in the last three (3) years have been, in compliance with the terms of all material Permits except where the failure to comply with the terms of such material Permit would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole, and there are no Proceedings pending or, to the Knowledge of Sellers, threatened that seeks the revocation, cancellation, suspension, failure to renew or adverse modification of any material Permits or that could result in the imposition of a substantial fine, forfeiture, or civil penalty against any Seller except as would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole, (iii)

Sellers have timely filed applications to renew all material Permits other than any failure to timely file to renew that would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole and no Governmental Authority has commenced, or given written notice to Sellers that it intends to commence, any Proceeding to revoke, or suspend, rescind, modify or not renew, or to impose any materially adverse condition on, any Permit, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole and (iv) all material reports and filings required to be filed with any Governmental Authority by Sellers with respect to any Permit have been timely filed, and all regulatory fees, contributions and surcharges required to be paid by Sellers with respect to the Permits have been timely paid, except where such failure to be filed or paid have now been remedied or would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole.

(c)    Sellers are in compliance with applicable Laws with respect to the Purchased Assets and the Assumed Liabilities, except where any non-compliance, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. No Seller has received any written notice from any Governmental Authority relating to violations or alleged violations of, failure to comply with or defaults under, any Law, Order or Permit, in each case, with respect to the Purchased Assets and the Assumed Liabilities, except where any non-compliance or default, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 3.08    Material Contracts.

(a)    Section 3.08(a) of the Disclosure Schedules sets forth a true, correct and complete list of the following Purchased Contracts as of the date hereof (the “Material Contracts”) (and Sellers have made available to Buyer true, correct and complete copies of all such Material Contracts, together with all amendments, modifications or supplements thereto):

(i)    any partnership, joint venture, strategic alliance or similar Contract involving a sharing of profits, losses, costs or liabilities with any other Person (including the organizational documents with respect to each JV Entity);

(ii)    any Contract relating to any options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other agreements or arrangements with respect to any equity securities of the Purchased Entities;

(iii)    any Contract relating to (A) the Indebtedness of any Seller or (B) the mortgage or pledge of, or otherwise creating an Encumbrance (other than a Permitted Encumbrance) on, any of the Purchased Assets in each case, other than (x) intercompany Indebtedness amongst Sellers, (y) Indebtedness which will be fully discharged under the Bankruptcy Code or (z) the Pre-Petition Credit Agreement and the DIP Credit Agreement;

(iv)    any Contract relating to the acquisition or disposition of any business, assets or properties for consideration in excess of $10,000,000 (whether by merger, sale of stock,

sale of assets or otherwise) (A) entered into in the last (3) years and (B) pursuant to which any material earn-out or deferred or contingent payment obligations remain outstanding (in each case, excluding for the avoidance of doubt, purchase of inventory in the Ordinary Course);

(v)    any Lease with respect to the Leased Real Property;

(vi)    any Contract for the lease of personal property (tangible or intangible) to or from any Person providing for lease payments in excess of $250,000 per annum;

(vii)    any Contract with any Material Customer;

(viii)    any Contract with any Material Supplier;

(ix)    any prime Contract with any Governmental Authority;

(x)    any Contract with a Material Customer or Material Supplier that (A) prohibits or limits the freedom of any Seller of the Business to compete in any line of business with any Person or in any geographic area or (B) contains exclusivity obligations or restrictions binding on any Seller of the Business or (C) grants any right of first refusal or right of first offer obligations or restrictions to any Person;

(xi)    any Contract to which any Seller is a party (A) pursuant to which any Seller is granted a right to use any third party Intellectual Property that is material to the Business, other than non-exclusive licenses for commercially available or off-the-shelf software or software that is subject to click-through or shrink wrap agreements entered into by Sellers in the Ordinary Course, (B) pursuant to which any Seller grants a third party the right to use any Purchased Intellectual Property that is material to the Business, other than any Contract with any end user of any Seller’s products or services which is entered into in the Ordinary Course or any marketing agreement which contains an incidental trademark license to use the Seller’s Trademarks in the scope of providing such services, (C) covering the settlement of any claims related to any Intellectual Property and (D) pursuant to which any Seller is prohibited or restricted in any manner from using any Purchased Intellectual Property; or

(xii)    any Contract with any Employee that includes base annual compensation in excess of $200,000 that is not terminable at-will on no more than sixty (60) days’ advance notice and includes no severance-type benefits; and

(xiii)    any Contract that is a Collective Bargaining Agreement.

(b)    With respect to each Contract set forth on Section 3.08(a) of the Disclosure Schedules, (i) such Contract is in full force and effect and constitutes the legal, valid and binding of the Seller party thereto and, to the Knowledge of Sellers, the counterparty thereto, enforceable against such Seller and, to the Knowledge of Sellers, the counterparty thereto in accordance with its terms and conditions, subject to the Bankruptcy and Equity Exception and (ii) neither the Seller party thereto nor, to the Knowledge of Sellers, the counterparty thereto is in material breach or default thereof that would permit or give rise to a right of termination, modification or acceleration thereunder, and (iii) no Seller and, to the Knowledge of Sellers, no counterparty thereto, has commenced any Proceeding against any other party to such Contract or given or received any written notice of any breach or default under such Contract that has not been withdrawn or dismissed, except, in the cases of clauses (ii) and (iii), for breaches or defaults (A) caused by or resulting from the Chapter 11 Cases or (B) which are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole.

SECTION 3.09    Intellectual Property.

(a)    Section 3.09(a) of the Disclosure Schedules contains a complete and accurate list of all issued Patents constituting Purchased Intellectual Property, including name, patent number and issuance date. To the Knowledge of Sellers, all of the Patents set forth on Section 3.09(a) of the Disclosure Schedules are subsisting and in full force and effect. Except as set forth on Section 3.09(a) of the Disclosure Schedules, all necessary maintenance and renewal documentation and fees in connection with such Patents have been timely filed with the appropriate authorities and paid.

(b)    Section 3.09(b) of the Disclosure Schedules contains a complete and accurate list of all registered and applied for Trademarks constituting Purchased Intellectual Property, including for each the applicable trademark or service mark, application number, filing date, trademark registration number and registration date, as applicable. To the Knowledge of Sellers, all of the registered Trademarks set forth on Section 3.09(b) of the Disclosure Schedules are subsisting and in full force and effect. There are no pending oppositions, invalidation or cancellation proceedings against any Seller involving such Trademarks.

(c)    Section 3.09(c) of the Disclosure Schedules contains a complete and accurate list of all registered Copyrights constituting Purchased Intellectual Property, including title, registration number and registration date. To the Knowledge of Sellers, all of the registered Copyrights set forth on Section 3.09(c) of the Disclosure Schedules are in full force and effect. There are no pending oppositions, invalidation or cancellation proceedings against the Seller involving such Copyrights.

(d)    Sellers exclusively own all right, title and interest in and to the Purchased Intellectual Property. All registered or issued Purchased Intellectual Property is valid, subsisting and, to the Knowledge of Sellers, enforceable, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)    To the Knowledge of Sellers, no Person is infringing or misappropriating any Purchased Intellectual Property in a material manner. There is no pending dispute, including any pending Proceeding and, to the Knowledge of Sellers, there is no threatened Claim against any Seller, with respect to (i) the Purchased Intellectual Property challenging the ownership, validity or enforceability of any such Purchased Intellectual Property or (ii) any Purchased Contract pursuant to which any Seller receives a license or other right under any Intellectual Property of any other Person, challenging any Seller’s rights under such Purchased Contract, the enforceability of such Purchased Contract, or any Seller’s compliance with the terms and conditions of such Purchased Contract. Sellers have not received service of process or been charged in writing as a defendant, in the twelve (12) month period prior to the date of this Agreement, in any Proceeding that alleges that any of the Purchased Intellectual Property infringes any intellectual property right of any Person, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)    Sellers and their Affiliates have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets and confidential information included in the Purchased Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

SECTION 3.10    Real Property.

(a)    Section 3.10(a) of the Disclosure Schedules sets forth a true, correct and complete list of all Owned Real Property. Sellers have good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances). To the Knowledge of Sellers, none of the Owned Real Property is subject to any Lease or grant to any Person of any right to the use, purchase, occupancy or enjoyment of such Owned Real Property (or any portion thereof) required to conduct the Business.

(b)    Section 3.10(b) of the Disclosure Schedules sets forth a true, correct and complete list of all Leased Real Property. Sellers have valid leasehold or sublease interest relating to the Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances). To the Knowledge of Sellers, except as set forth on Section 3.10(b) of the Disclosure Schedules, none of the Leased Real Property is subject to any sublease or grant to any Person of any right to the use, occupancy or enjoyment of the Leased Real Property (or any portion thereof) that would materially impair the use of the Leased Real Property in the operation of the Business.

SECTION 3.11    Environmental, Health and Safety Matters.

(a)    Sellers are in compliance with all applicable Environmental, Health and Safety Requirements with respect to the Purchased Assets, the Owned Real Property and the Leased Real Property, except in any such case where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of Sellers, no Seller has received any written notice or report regarding any material violation of Environmental, Health and Safety Requirements or any material Liabilities relating to the Purchased Assets, the Owned Real Property or the Leased Real Property arising under Environmental, Health and Safety Requirements, other than any such notice or report that has now been resolved. There are no material Orders issued to any Seller outstanding, or any Proceedings pending or, to the Knowledge of Sellers, threatened, relating to compliance with or Liability under any Environmental, Health and Safety Requirements affecting the Purchased Assets, the Owned Real Property or any Leased Real Property.

(b)    Sellers have made available to Buyer (i) all material Permits held by Sellers issued pursuant to any Environmental, Health and Safety Requirements for the Business or the operations of the Purchased Assets, (ii) all material documents held by Sellers with respect to any outstanding Orders or any pending or threatened Proceedings involving the Business or the Purchased Assets under or relating to any Environmental, Health and Safety Requirements and (iii) all material environmental reports, studies, analyses, investigations, audits and reviews in any Seller’s possession with respect to the Purchased Assets, the Owned Real Property and the Leased Real Property.

SECTION 3.12    Taxes.

(a)    All income and other material Tax Returns required to be filed relating to the Purchased Assets or the Assumed Liabilities have been timely filed. Such Tax Returns are true, correct, and complete in all material respects and have been prepared in compliance with all applicable Laws. No Seller or any Purchased Entity is currently the beneficiary of any extension of time within which to file any Tax Return. All material Taxes (whether or not reflected on such Tax Returns) relating to the Purchased Assets, the Purchased Entities or the Assumed Liabilities required to be paid have been timely paid in full.

(b)    No Claims have been asserted, no material Taxes have been assessed and no proposals or deficiencies for material Taxes, in each case against any Seller or any Purchased Entity, are being asserted, proposed or threatened by any Governmental Authority. No written notice from any Governmental Authority of any proposed adjustment, deficiency or underpayment of Taxes by, or with respect to, any Purchased Entity or the Purchased Assets has been received by any Seller that has not since been fully satisfied by payment or been finally withdrawn, and no written notification has been provided by any Governmental Authority of an intent to raise such issues.

(c)    No Claim has ever been made by a Governmental Authority that Tax Returns are required to be filed in relation to the Purchased Assets, the Purchased Entities, or the Assumed Liabilities in a jurisdiction where no such Tax Returns are currently filed. No Purchased Entity is or has been a resident for Tax purposes, or is or has had, any branch, agency, permanent establishment or other taxable presence, in any jurisdiction other than the jurisdiction in which it was organized. No Purchased Entity that is incorporated or organized in a jurisdiction outside of the United States is a (i) “passive foreign investment company” within the meaning of Section 1297 of the Code or (ii) “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(d)    No agreement or waiver extending the period for assessment, reassessment or collection of any material Taxes relating to the Purchased Assets or the Assumed Liabilities has been executed or filed with any Governmental Authority. No Purchased Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to automatic extensions of time to file Tax Returns duly obtained in the Ordinary Course).

(e)    No Encumbrances for Taxes (other than Permitted Encumbrances) exist with respect to any of the Purchased Assets or the Purchased Shares.

(f)    No Purchased Entity is, or has ever been, a member of an affiliated group of corporations filing a consolidated federal income Tax Return or has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law), as a transferee or successor.

(g)    No Purchased Entity has been a party to a “listed transaction” as such term is defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b).

(h)    There are no pending or threatened audits, investigations, disputes, notices of deficiency, assessments or other actions or Proceedings for or relating to any Liability for material Taxes of any Seller or any Purchased Entity or for material Taxes relating to the Purchased Assets.

(i)    Each Purchased Entity has collected or withheld all amounts required to be collected or withheld by such Purchased Entity for all material Taxes or assessments, including on amounts paid to any Person, and all such amounts have been fully and timely paid to the appropriate Governmental Authority. Each Purchased Entity has complied in all material respects with all applicable Laws relating to information reporting and record retention (including to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions).

(j)    None of the Assumed Liabilities includes (i) any obligation to any Person under any Tax allocation, sharing, indemnity obligation, or similar agreement, arrangement, understanding, or practice with respect to Taxes (other than any commercial agreement entered into in the Ordinary Course, the principal purpose of which is not related to Taxes), (ii) an obligation under any record retention, transfer pricing, closing, or other agreement or arrangement with any Governmental Authority that will impose any Liability on Buyer after the Closing or (iii) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) (other than any commercial agreement entered into in the Ordinary Course, the principal purpose of which is not related to Taxes).

(k)    No Purchased Entity has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(l)    No Purchased Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non U.S. income Tax Law) executed on or prior to the Closing, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non U.S. income Tax Law) arising on or prior to the Closing, (iv) installment sale or open transaction disposition made on or prior to the Closing, (v) prepaid amount received on or prior to the Closing or (vi) investment in “United States property” within the meaning of Section 956 of the Code made on or prior to the Closing. No Purchased Entity or any of its Affiliates has made an election under Section 965(h) of the Code.

(m)    None of the Purchased Entities or JV Entities is, nor has any of the Purchased Entities or JV Entities been, a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.

(n)    Section 3.12(n) of the Disclosure Schedules sets forth a list of the entity classification of each of the Purchased Entities and JV Entities for U.S. federal income Tax purposes, and, unless otherwise noted on Section 3.12(n) of the Disclosure Schedules, each entity has had such classification at all times since its incorporation or formation, as applicable.

(o)    None of the Purchased Entities and JV Entities has deferred any payment of Taxes otherwise due (including through any automatic extension or other grant of relief provided by a Pandemic Response Law).

SECTION 3.13    Employee Benefits.

(a)    Section 3.13(a) of the Disclosure Schedules contains a true, correct and complete list of all material Seller Plans. With respect to each material Seller Plan, Sellers have made available to Buyer true, correct and complete copies of (i) the current plan document, including any amendments thereto, (ii) the most recent summary plan description (including any material modification), (iii) any material written communication to or from any Governmental Authority, (iv) the most recently filed IRS Form 5500, (v) the most recent actuarial report, financial statement and trustee report and (vi) the most recent determination or opinion letter from the IRS.

(b)    (i) Each Seller Plan has been and is being administered, maintained and operated in all material respects in compliance with all applicable Laws and in accordance with its terms, (ii) each Seller Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received or is the subject of a currently applicable favorable determination letter, opinion letter or advisory letter from the IRS, stating that its related trust is exempt from taxation under Section 501(a) of the Code, and no event or circumstance exists that has affected or is likely to adversely affect the qualified status of any such Seller Plan, (iii) there are no Proceedings (other than routine claims for benefits) relating to any Seller Plan or the assets, fiduciaries or administrators thereof pending or, to the Knowledge of Sellers, threatened, (iv) all contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made to or in respect of any Seller Plan under the terms of such Seller Plan or in accordance with Law, as of the date hereof, have been timely made or reflected on the applicable financial statements, and (v) Sellers and their Subsidiaries have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act.

(c)    No Seller or any Purchased Entity has any obligation to provide or make available postemployment benefits under any Seller Plan which is a “welfare plan” (as defined in Section 3(1) of ERISA), except as may be required under COBRA or similar Law, and at the sole expense of such individual.

(d)    Except as would not result in any Liability to Buyer, (i) neither Sellers nor their respective ERISA Affiliates maintain or contribute to, or have any Liability in respect of any plan that is subject to Section 412 or 430 of the Code, Section 302 or 303 of ERISA or Title IV of ERISA or that is subject to Section 4063, 4064 or 4069 of ERISA (“Title IV Plans”), (ii) no Title IV Plan has failed to meet the minimum funding standard (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, (iii) no Liability under Title IV or Section 302 of ERISA has been incurred by any Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to Sellers or any ERISA Affiliate of incurring any such Liability, (iv) all contributions required to be made by Sellers of any of their respective ERISA Affiliates with respect to any Title IV Plan on or prior to the Closing Date have been timely made and (v) no Seller nor any ERISA Affiliate has now or at any time contributed to, sponsored, or maintained a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(e)    The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) increase any benefits or result in the acceleration of the timing of payment, vesting or funding of any benefits under any Seller Plan, (ii) entitle any Service Provider to any Seller or any Purchased Entity who, as of the date of this Agreement, is providing services in connection with the Purchased Assets or the Assumed Liabilities, to, or accelerate the time of payment or vesting, or increase the amount of, any compensation or benefit due any Service Provider to any Seller or any Purchased Entity who, as of the date of this Agreement, is providing services in connection with the Purchased Assets or the Assumed Liabilities, (iii) result in the triggering or imposition of any restrictions or limitations on the rights to amend or terminate any Seller Plan, or (iv) result in any payment that would be nondeductible pursuant to Section 280G of the Code. No Purchased Entity has any obligation to indemnify any Person for any Tax imposed pursuant to Section 409A or 4999 of the Code.

SECTION 3.14    Labor Matters.

(a)    On the date, and in connection with the execution, of this Agreement, the Company has provided Buyer on a confidential basis a true, complete and correct list of the Employees as of the date hereof specifying each individual’s (i) title or position, (ii) base salary, (iii) date of hire, (iv) Fair Labor Standards Act classification, (v) leave status and (vi) accrued paid time-off.

(b)    Except as set forth on Section 3.14(b) of the Disclosure Schedules, (i) no Seller is a party to any Collective Bargaining Agreement with respect to its Employees, (ii) no Employee is represented by any labor organization, (iii) no labor organization or group of Employees has made a demand for recognition or request for certification that is pending as of the date hereof, nor have there been any such demands or requests in the last three (3) years and (iv) there are no representation or certification Proceedings or petitions seeking a representation election presently pending or, to the Knowledge of Sellers, threatened, to be brought or filed with the National Labor

Relations Board or other labor relations tribunal involving any Seller, its Subsidiaries or any Purchased Entity, nor have there been any such proceedings in the last three (3) years. There are no strikes, lockouts, work stoppages or slowdowns pending or, to the Knowledge of Sellers, threatened against or involving any Seller or any Purchased Entity.

(c)    Except as set forth on Section 3.14(c) of the Disclosure Schedules, there are no charges, arbitrations, grievances, complaints or Proceedings pending or, to the Knowledge of Sellers, threatened against any Seller or any Purchased Entity relating to the employment or termination of employment of any individual or group of individuals by any Seller or any Purchased Entity.

(d)    No Seller or any Purchased Entity has experienced a “plant closing” or “mass layoff” or similar group employment loss (as defined in the WARN Act) with respect to which there is any unsatisfied Liability.

(e)    Sellers have taken actions such actions as set forth on Section 3.14(e) of the Disclosure Schedules with respect to their employees in response to the COVID-19 pandemic.

SECTION 3.15    Absence of Certain Changes. Other than as a result of the commencement of the Chapter 11 Cases, (a) since June 30, 2020, there has not been or occurred any Material Adverse Effect and (b) from June 30, 2020 through the date of this Agreement, there has not been, occurred or arisen any agreement, condition, action, omission or event which, if occurred or existed after the date hereof, would be prohibited (or require consent from Buyer) under Section 5.01.

SECTION 3.16    Insurance Policies. Section 3.16 of the Disclosure Schedules sets forth each material insurance policy (other than any insurance policy that funds or relates to any Seller Plans) held by any Seller relating to the Purchased Assets or the Assumed Liabilities. With respect to each such material insurance policy, (a) such policy is in full force and effect and constitutes the legal, valid and binding of the Seller party thereto and, to the Knowledge of Sellers, the counterparty thereto, enforceable against such Seller and, to the Knowledge of Sellers, the counterparty thereto in accordance with its terms and conditions, subject to the Bankruptcy and Equity Exception, (b) no Seller has received any written notice of cancellation or termination with respect to such policy, (c) premiums due and payable by Sellers or their Affiliates under such policy prior to the date hereof have been duly paid and (d) there is no material claim pending under such policy, except in the case of the foregoing clauses (a) through (c) as would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole.

SECTION 3.17    Affiliate Transactions. Except as set forth in Section 3.17 of the Disclosure Schedules, no Affiliate of any Seller (other than any other Seller, any Purchased Entity, or any of their Subsidiaries) or any officer, director or employee of any Seller (a) is a party to any Contract or arrangement with any Seller having a potential or actual value or a contingent or actual Liability exceeding $250,000, other than (i) employment and indemnification arrangements in the Ordinary Course and (ii) the Seller Plans, (b) has any material interest in any property (tangible or intangible) used by any Seller in the operation of any Purchased Asset or (c) owns any material interest in, or is an officer, director or employee of, any Person which is a Material Customer or Material Supplier.

SECTION 3.18    Material Customers and Suppliers.

(a)    Section 3.18(a) of the Disclosure Schedules sets forth a true, correct and complete list of the ten (10) largest customers of the Business during the twelve (12)-month period ending on June 30, 2020 (collectively, the “Material Customers”), as measured by the dollar amount of revenue during such period, including the approximate total revenue of the Business from each such customer during such period. No Material Customer has terminated, cancelled, suspended, failed to renew or reduced, or given any Seller or Purchased Entity notice, in writing, that references its intention to terminate, cancel, suspend, fail to renew or reduce its business relationship with the Business, except for such termination, cancellation, suspension, failure to renew or reduction that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Section 3.18(b) of the Disclosure Schedules sets forth a true, correct and complete list of the ten (10) largest suppliers of the Business during the twelve (12)-month period ending on June 30, 2020 (collectively, the “Material Suppliers”), as measured by the dollar amount of purchases therefrom during such period, including the approximate total purchases by the Business from each such supplier during such period. No Material Supplier has terminated, cancelled, suspended, failed to renew or reduced, or given any Seller or Purchased Entity notice, in writing, that references its intention to terminate, cancel, suspend, fail to renew or reduce its business relationship with the Business, except for such termination, cancellation, suspension, failure to renew or reduction that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.19    Company SEC Reports; Financial Statements; Internal Controls.

(a)    The Company has furnished or filed, on a timely basis, all reports, schedules, forms, statements and other documents (including all exhibits thereto and any other information incorporated by reference therein) required to be furnished or filed by the Company with the SEC since January 1, 2019 (the “Company SEC Reports”). As of their respective dates of filing with the SEC (or, if amended, supplemented, superseded or otherwise modified prior to the date of this Agreement, the date of such filing with the SEC), the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The consolidated financial statements of the Company (including all related notes or schedules thereto) included or incorporated by reference in the Company SEC Reports, as of their respective dates of filing with the SEC (or, if such Company SEC Reports were amended, supplemented, superseded or otherwise modified prior to the date of this Agreement, the date of such filing, with respect to the consolidated financial statements that are amended or restated

therein), have been prepared in all material respects in accordance with GAAP (as in effect on the date of such financial statement and except, in the case of unaudited quarterly statements, as permitted by the SEC’s Quarterly Report on Form 10-Q or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown.

SECTION 3.20    Brokers. Except as set forth in Section 3.20 of the Disclosure Schedules, the fees and expenses of which will be paid by the Company on or prior to the Closing Date, no broker, finder, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller as follows:

SECTION 4.01    Corporate Existence and Power. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all power and authority to carry on its business as presently conducted.

SECTION 4.02    Authorization; Execution and Delivery; Enforceability. The execution, delivery and performance of this Agreement and each Transaction Document to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been, or prior to the Closing will be, duly authorized by all necessary corporate or other action on the part of Buyer. Buyer has all necessary power and authority to execute and deliver this Agreement and each other Transaction Documents to which Buyer is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Subject to entry of the Sale Order and any other Order necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents, this Agreement has been, and at or prior to the Closing, each Transaction Document to which each Seller is a party will be, duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other Parties and the entry of the Sale Order, this Agreement constitutes, and each other Transaction Document (when duly and validly executed and delivered) will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 4.03    Noncontravention; Consents and Approvals.

(a)    Neither the execution and delivery by Buyer of this Agreement and each other Transaction Document to which Buyer is a party, nor the consummation of the transactions contemplated hereunder or thereunder, will, subject to entry of the Sale Order, (i) conflict with or result in a breach of the organizational documents of Buyer, (ii) violate any Law or Order to which Buyer or its assets and properties may be subject, (iii) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on, any Contract to which Buyer is a party or by which Buyer or its assets and properties is bound, except, in the case of clause (ii) or (iii), for such conflicts, breaches, defaults, rights or failures to give notice as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b)    Other than (i) the entry of the Sale Order, (ii) compliance with applicable requirements of the HSR Act or any other Antitrust Laws and (iii) the Permit Approvals, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of any Buyer in connection with the execution and delivery of this Agreement or any other Transaction Document which Buyer is a party, the compliance by Buyer with any of the provisions hereof or thereof, the consummation of transactions contemplated hereby or thereby or any other action by Buyer contemplated hereby or thereby (with or without notice or lapse of time, or both), except for such consents, waivers, approvals, Orders, authorizations, declarations, filings or notifications, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

SECTION 4.04    Availability of Funds; Solvency. Buyer will have sufficient funds at the Closing to pay (i) the cash components of the Purchase Price, including the Wind-Down Amount (to the extent that the Wind-Down Amount is not reduced to zero (0) by Retained Cash), (ii) the DIP Payment Amount (to the extent that the DIP Payment Amount is not reduced to zero (0) pursuant to Section 2.06), and (iii) any other costs, fees and expenses which may be required to be paid by or on behalf of Buyer under this Agreement and the other Transaction Documents. Upon consummation of the transactions contemplated by this Agreement, (a) Buyer will not be insolvent as defined in Section 101 of the Bankruptcy Code, (b) Buyer will not be left with unreasonably small capital, (c) Buyer will not have incurred debts beyond its ability to pay such debts as they mature, (d) the capital of Buyer will not be impaired and (e) Buyer will have new debt at Closing of no more than $400 million (plus any letters of credit), inclusive of the Exit Financing Agreement, on terms materially consistent with the RSA.

SECTION 4.05    Litigation. There are no Actions to which Buyer is a party pending, or, to the knowledge of Buyer, threatened against Buyer that would affect in any material respect Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

SECTION 4.06    Brokers. Except as to Greenhill & Co., LLC and Rothschild & Co. US Inc., no broker, finder, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

SECTION 4.07    Transfer Taxes. All Transfer Taxes required to be paid under applicable Law in connection with the transfer of the Purchased Assets to Buyer have been paid or will be timely paid by Buyer. To the extent any Seller is required by applicable Law to pay Transfer Taxes, Buyer shall reimburse in full the appropriate Seller the amount of such Transfer Taxes at Closing.

SECTION 4.08    Credit Bid. On the date of this Agreement, Buyer has provided to the Company a copy of the direction letter (the “Direction Letter”) delivered by the Required Lenders (as defined in the Direction Letter), as holders of outstanding Indebtedness under the Pre-Petition Credit Agreement, to Buyer, on or prior to the date hereof, fully authorizing Buyer to, among other things, enter into and perform and comply with this Agreement and consummate the transactions contemplated hereby, including the credit bid contemplated in Section 2.06. Without the prior written consent of the Company, the Direction Letter has not been amended in any way that would have an adverse impact to Buyer’s ability to perform and comply with this Agreement and consummate the transactions contemplated hereby.

ARTICLE 5

COVENANTS OF SELLERS

SECTION 5.01    Conduct of the Business.

(a)    Except (x) as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (y) as required or approved by the Bankruptcy Code or any Orders entered by the Bankruptcy Court in the Chapter 11 Cases prior to the date of this Agreement or (z) as otherwise necessary to comply with applicable Law or as set forth on Section 5.01(b) of the Disclosure Schedules, from the date hereof until the Closing Date (or the earlier termination of this Agreement pursuant to Article 10), Sellers shall use commercially reasonable efforts to conduct the Business in the Ordinary Course and maintain in all material respect the goodwill associated with the Purchased Assets and Sellers’ business relationships with employees, customers, suppliers, vendors, clients, contractors and other Persons in connection with the Purchased Assets.

(b)    Except as otherwise contemplated by Section 5.01(a), as required by applicable Law or as set forth on Section 5.01(b) of the Disclosure Schedules, without the prior written consent or express prior written direction of Buyer, from the date hereof until the Closing Date (or the earlier termination of this Agreement pursuant to Article 10), Sellers shall not:

(i)    sell, lease or license on an exclusive basis or otherwise create any Encumbrance (other than Permitted Encumbrances) or dispose of any Purchased Assets, other than (x) in the Ordinary Course and (y) sales and dispositions of obsolete or worn-out assets;

(ii)    renew, materially amend or modify, terminate (other than automatically pursuant to its terms), cancel or waive any material rights under, or create any Encumbrance (other than a Permitted Encumbrance) on, any of the Material Contracts or any material Permits, in each case, other than in the Ordinary Course;

(iii)    change in any material respect their policies or practices regarding accounts receivable or accounts payable, except as required by Law, a change in GAAP (or authoritative interpretation thereof) or by a Governmental Authority;

(iv)    make any capital expenditures in excess of $100,000;

(v)    acquire any Person or all or substantially all of the assets of any Person or make any other investment outside the Ordinary Course;

(vi)    incur, assume or guarantee any indebtedness or Liability of any other Person in connection with the Purchased Assets, other than any indebtedness or Liability that will be repaid or assumed by Buyer under the terms hereof at or prior to the Closing or constitute an Excluded Liability;

(vii)    concede, settle, pay, discharge or satisfy any Proceedings that would constitute a Purchased Asset or Assumed Liability other than, following reasonable advance notice to Buyer, settlements (A) that do not only involve any material obligations on Sellers and (B) that would not have a material impact to the Business;

(viii)    terminate, let lapse or materially amend or modify any material insurance policy maintained by any Seller or any of its Affiliates with respect to any Purchased Assets or any Assumed Liability;

(ix)    (A) sell, transfer, assign, abandon, cancel any Purchased Intellectual Property that is material to the Business, (B) let lapse or fail to renew, continue to prosecute, protect or defend, or otherwise dispose of, any Purchased Intellectual Property that is material to the Business, or (C) enter into any Contract regarding the license, sublicense, agreement or permission to use any Purchased Intellectual Property that is material to the Business, other than non-exclusive license agreements in the Ordinary Course;

(x)    (A) fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire and such expiration would be material to the Business or (B) enter into any Contract for the sublease of Leased Real Property that is material to the Business;

(xi)    grant or announce (i) any increase in the compensation of any employee of Sellers or their Affiliates by more than three percent (3%) of such employee’s compensation as of the date of this Agreement (other than as a result of inflation adjustments) or (ii) any material increase to perquisites or benefits (whether through the payment of, agreement to pay or otherwise) of any employee of Sellers or their Affiliates, other than, in each case, increases required by applicable Law or required by the terms of Seller Plans in effect as of the date hereof;

(xii)    make any changes in any accounting methods, principles or practices in connection with the Purchased Assets or the Assumed Liabilities except as required by Law, by a change in GAAP (or authoritative interpretation thereof) or by a Governmental Authority;

(xiii)    except as required by applicable Law, (A) make, change, or rescind any material election or method of accounting relating to Taxes, (B) file any material Tax Return (other than in the Ordinary Course and pursuant to applicable Law) or amend any material Tax Return, (C) enter into any closing agreement relating to material Taxes, (D) surrender any material right or claim to a refund of Taxes or commence, settle or compromise any Tax claim or assessment, (E) consent to any extension or waiver of the statute of limitations period applicable to any Taxes, Tax Returns or Claims for Taxes, or (F) enter into any Tax allocation, sharing, indemnity or similar agreement or arrangement (other than any commercial agreement to be entered into in the Ordinary Course, the principal purpose of which is not related to Taxes), in each case to the extent relating to the Purchased Assets, the Purchased Entities, the JV Entities or the Assumed Liabilities;

(xiv)    enter into, materially amend, or terminate (other than for cause) (A) any Contracts with any Employees with base annual compensation in excess of $200,000 per annum or (B) any Assumed Plan or any other agreement, plan or arrangement that would be an Assumed Plan as in effect on the date hereof (including any Contracts for the administration of any Assumed Plan);

(xv)    terminate the employment of any employee with base annual compensation in excess of $200,000 per annum of a Purchased Entity or any Sellers other than for cause;

(xvi)    except as agreed to in writing by Buyer, hire any individual with base annual compensation in excess of $200,000 per annum;

(xvii)    enter into, amend, terminate or negotiate to enter into or amend any Collective Bargaining Agreement; or

(xviii)    agree or commit to do any of the foregoing.

(c)    Notwithstanding the foregoing, nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control Sellers’ operations prior to the Closing Date. Any action taken, or omitted to be taken, by Sellers to comply with any Law issued by a Governmental Authority providing for business closures, “sheltering-in-place” or other restrictions in connection with the COVID-19 pandemic shall in no event be deemed to constitute a breach of this Section 5.01; provided that Sellers provide notice to Buyer as soon as reasonably practicable prior to taking (or omitting to take) any such action or, to the extent not possible, as soon as reasonably practicable after taking (or omitting to take) any such action.

SECTION 5.02    Access to Information. From the date hereof until the Closing Date (or the earlier termination of this Agreement pursuant to Article 10), subject to entering a customary confidentiality agreement, Buyer shall be entitled, through its Affiliates and representatives, to have such reasonable access to and make such reasonable investigation and examination of the books and records, properties, assets, operations and personnel of Sellers relating (and solely to the extent relating) to the Purchased Assets and the Assumed Liabilities as Buyer may reasonable request. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and in a manner not to unreasonably interfere with the Business. Each Seller shall use commercially reasonable efforts to cause its representatives to cooperate with Buyer and its Affiliates and representatives in connection with such investigations and examinations. Notwithstanding the foregoing, no Seller shall be required to afford such access to the extent that such Seller reasonably believes that doing so would: (A) result in the loss of attorney-client privilege or (B) violate any applicable Law, provided that in the case of each of subclauses (A) and (B), such Seller shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or a violation of applicable Law.

SECTION 5.03    Bidding Protections. In connection with the Auction, and as set forth in the Bid Procedures Order, Sellers agree that any higher bid with respect to some or all of the Purchased Assets shall be no less than the Purchase Price (including if and as may be increased by Buyer at the Auction) plus the Expense Reimbursement (if and to the extent approved by prior order of the Bankruptcy Court), plus a reasonable minimum overbid amount to be calculated by the Debtors’.

ARTICLE 6

COVENANTS OF BUYER

SECTION 6.01    Preservation of and Access to Books and Records. For a period of three (3) years following the Closing Date, Buyer shall provide to Sellers and their respective Affiliates and representatives (after reasonable advance notice and during regular business hours) reasonable access to, including the right to make copies of, all books and records included in and otherwise related to the Purchased Assets, to the extent necessary to permit Sellers to determine any matter relating to their respective rights and obligations hereunder, to any Proceeding or to any Pre-Closing Tax Period (for example, for purposes of any Tax or accounting audit or any claim or litigation matter) or otherwise related to the Excluded Assets or Excluded Liabilities, for periods prior to the Closing and shall preserve such books and records until the latest of (a) such period as shall be consistent with Buyer’s records retention policy in effect from time to time, (b) the retention period required by applicable Law, (c) the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases and (d) in the case of books and records relating to Taxes, the expiration of the statute of limitations applicable to such Taxes. Such access shall include access to any information in electronic form to the extent reasonably available.

SECTION 6.02    Insurance Matters. From and after the Closing, the Purchased Assets, the Assumed Liabilities and the operations and assets and Liabilities in respect thereof, shall cease to be insured by any insurance policies or self-insurance programs maintained by Sellers or any of their respective Affiliates (excluding the Purchased Entities), and neither Buyer nor its Affiliates (including the Purchased Entities) shall have any access, right, title or interest to or in any such insurance policies or self-insurance programs (including to all claims and rights to make claims and all rights to proceeds) to cover the Purchased Assets, the Assumed Liabilities or the operations or assets or Liabilities in respect thereof; provided, however, that Buyer shall have the right to make claims and shall have the right to any proceeds with respect to the Purchased Assets or the Assumed Liabilities under any insurance policy for occurrence-based claims pertaining to, arising out of and inuring to the benefit of any Seller for all periods prior to the Closing, and such Seller shall use commercially reasonable efforts to seek the maximum recovery or allow Buyer to seek recovery (including by executing or delivering any document, agreement, instrument or other information as Buyer may reasonably request to seek such recovery) under such insurance policy, in each case, at Buyer’s sole cost and expense (including, if and to the extent unpaid and otherwise payable as a result of such recovery, any deductibles, self-insured retentions or other out-of-pocket expenses required to be paid by Sellers or to the insurer in connection therewith), and such Seller shall cooperate with Buyer’s reasonable requests if Buyer seeks recovery, with respect to such matters and shall remit (or, at Buyer’s request, direct any such insurer to pay directly to Buyer) any insurance proceeds actually obtained therefrom (net of such Seller’s reasonable and documented out-of-pocket costs and expenses of seeking such recovery, to the extent not otherwise paid or reimbursed by Buyer) to Buyer or a Buyer Designee. Notwithstanding the foregoing, Sellers’ obligations under this Section 6.02 shall not restrict or limit their ability to wind-down or otherwise liquidate their estates, in each case, after the Closing, including by confirming and consummating a Chapter 11 plan of liquidation or limit their ability to close the Chapter 11 Cases after the Closing. Sellers’ obligations under this Section 6.02 shall terminate upon the Cut-Off Date; provided that, if elected by Buyer prior to the Cut-Off Date, Sellers shall use their commercially reasonable efforts to ensure that Buyer shall (at Buyer’s cost and expense) continue to have the benefit of this Section 6.02 following the Cut-Off Date.

SECTION 6.03    Governance Matters. As soon as reasonably practicable after the Closing, Buyer shall appoint the Chief Executive Officer of the Company to the board of directors (or equivalent governing body) of Buyer. As soon as reasonably practicable after the Closing, Buyer shall adopt a management equity incentive plan for the benefit of Transferred Employees with respect to up to ten percent (10%) of the fully diluted common equity of Buyer in the form of restricted stock, options or other instruments, with such terms as approved by the board of directors (or equivalent governing body) of Buyer.

ARTICLE 7

COVENANTS OF BUYER AND SELLERS

SECTION 7.01    Confidentiality.

(a)    Buyer acknowledges that the confidential information provided to Buyer in connection with this Agreement, including under Section 5.02, and the consummation of the transactions contemplated hereby, is subject to Section 10.08 (Confidentiality) of the Pre-Petition Credit Agreement.

(b)    Sellers acknowledge that from and after the Closing, all non-public information relating to the Purchased Assets and the Assumed Liabilities will be valuable and proprietary to Buyer and its Affiliates. Sellers agree that, from and after the Closing, unless disclosure is requested or required under applicable Law, no Seller will, and Sellers will cause their Affiliates not to, disclose to any Person any confidential information regarding Buyer and its Affiliates, the Purchased Assets or the Assumed Liabilities; provided that (x) confidential information shall not include information that becomes generally available to the public other than through any action by any Seller or any of its Affiliates in violation this Section 7.01(a) and (y) confidential information may be used by Sellers solely to the extent necessary to defend any claims against any Seller; provided that in the case of clause (y), Sellers shall (i) disclose only that portion of such information which such member of such Seller is advised by its counsel is legally required to be disclosed, (ii) other than in connection with any claims involving Buyer or its Affiliates, cooperate with Buyer (at its expense) to obtain a protective order or other confidential treatment with respect to such information and (iii) other than in connection with any claims involving Buyer or its Affiliates, provide Buyer with a reasonable opportunity to review and comment on such disclosure.

SECTION 7.02    Further Assurances.

(a)    At and after the Closing, and without further consideration therefor, each of Sellers and Buyer shall execute and deliver such further instruments and certificates (including deeds, bills of sale, instruments of conveyance, powers of attorney, assignments, assumptions and assurances) and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things as may be reasonably necessary, to effectuate the purposes and intent of and consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(b)    The Parties agree to (and shall cause each of their respective Subsidiaries to) provide each other with such information and assistance as is reasonably necessary for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise, relating to the Purchased Assets, the Purchased Entities and the Assumed Liabilities, including the furnishing or making available on a timely basis of records, personnel (as reasonably required), books of account, or other necessary materials.

(c)    Sellers shall designate one or more employees, to be mutually agreed between Sellers and Buyer, to communicate with Buyer in connection with, and assist in facilitating, the obligations of Seller following the Closing Date (the “Transition Employees”), which employees shall remain employed with Sellers (which cost and expense shall be reflected in the Wind-Down Budget) through the period covered in the Wind-Down Budget (“Transition Period”). If any Transition Employee terminates his or her employment prior to the expiration of the Transition Period, Sellers shall promptly designate a replacement. For the avoidance of doubt, Sellers shall retain all Liabilities related to the Transition Employees in connection with services provided hereunder during the Transition Period (subject to the including the costs and expenses in the Wind-Down Budget); provided, however, that following the expiration of the Transition Period, Buyer may offer employment to such employees pursuant to Section 7.05.

SECTION 7.03    Certain Filings.

(a)    Sellers and Buyer shall cooperate with one another (i) with respect to their obligations set forth in Section 7.03(b), including preparing and filing the FCC Applications, (ii) in determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)    Buyer and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including filing, or causing to be filed, as promptly as practicable, (i) any required notification and report forms under the HSR Act or any other Antitrust Laws with the applicable Governmental Authority and (ii) any applications, notices, reports, disclosures or other filings, including but not limited to the FCC Applications, related to the Permits with the applicable Governmental Authority that are necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement (such applications, notices, reports, disclosures or other filings related to the Permits, including, but not limited to, those as set forth on Section 7.03(b) of the Disclosure Schedules, the “Permit Approvals”); provided, however, that no Party shall be obligated to pay any consideration to any third party from whom consent or approval is requested under any Contract. Buyer and the Company shall consult with each other as to the appropriate time of filing such notifications and shall agree upon the timing of such filings.

(c)    Subject to appropriate confidentiality safeguards, each Party shall (i) respond promptly (and, in any event, within ten (10) days) to any request for additional information, documents or other materials made by any Governmental Authority with respect to any filings or any of the transactions contemplated by this Agreement, (ii) promptly notify counsel to the other Party of, any communications from or with any Governmental Authority in connection with any of the transactions contemplated by this Agreement and, to the extent reasonably practicable, enable counsel to the other Party to participate in any such communications, (iii) not participate in any prescheduled telephonic or in-person meeting with any Governmental Authority in connection with any of the transactions contemplated by this Agreement unless such Party consults with counsel to the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party a reasonable opportunity to attend, participate and speak thereat, (iv) furnish such information and assistance as may be reasonably requested in connection with the preparation of necessary filings or submission of information to the applicable Governmental Authority and provide counsel to the other Party the opportunity to review in advance any document, opinion or proposal to be made or submitted to any Governmental Authority, (v) defend all Proceedings to which it or any of its affiliates is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby, in each case until the issuance of a final, non-appealable Order with respect to each such Proceeding, (vi) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order with respect thereto, and (vii) take reasonable best efforts to resolve any objection or assertion by any Governmental Authority challenging this Agreement or the transactions contemplated hereby. Sellers and Buyer shall use their reasonable best efforts to cause the waiting periods under the HSR Act and any other Antitrust Laws to terminate or expire at the earliest possible date after the date of filing and to obtain all Permit Approvals as promptly as practicable. All filing fees relating to this Section 7.03 shall be borne and paid fully by Sellers.

(d)    Notwithstanding anything to the contrary herein or otherwise, (i) Buyer and Company shall jointly determine strategy and timing and coordinate all activities with respect to seeking Permit Approvals, including FCC Approval, (ii) the Company shall, and shall cause each Seller to, use its commercially reasonable efforts to take such actions as reasonably requested by Buyer, after consultation with the Company, in connection with obtaining any such Permit Approvals, and (iii) Buyer shall use its commercially reasonable efforts to seek to obtain any Permits that are subject to a Permit Approval that are not transferrable and that are required to conduct the business of the Company and its Subsidiaries in the Ordinary Course; provided, however, that neither Buyer nor the Sellers shall be obligated to pay any material consideration to any Person to obtain any such replacement Permits.

(e)    If any Permit Approval is not obtained prior to the Closing, then, until the earlier of such time as (i) such Permit Approval is obtained by Sellers, (ii) Buyer separately obtains any such Permit (sufficient to conduct the business of the Company and its Subsidiaries in the Ordinary Course) and (iii) the closing of the Chapter 11 Cases, Sellers shall, and shall cause their respective Subsidiaries to continue to, use reasonable best efforts to obtain, or cause to be obtained, such Permit Approval, and Buyer shall provide reasonable cooperation to Sellers, at Buyer’s sole cost and expense, subject to any approval of the Bankruptcy Court that may be required, and Sellers shall and shall cause their Subsidiaries to enter into an arrangement reasonably acceptable to Buyer intended to both (A) provide Buyer, to the fullest extent not prohibited by applicable Law, the claims, rights, remedies and benefits under, and pursuant to, such Permit(s) and (B) cause Buyer, subject to Buyer receiving such claims, rights, remedies and benefits, to assume and bear all Assumed Liabilities with respect to such Permits from and after the Closing (as if such Permit had been transferred to Buyer as of the Closing) in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). Upon obtaining the relevant Permit Approval, each Seller shall, and shall cause any of its applicable Subsidiaries to, promptly sell, convey, assign, transfer and deliver to Buyer such Permit for no additional consideration.

SECTION 7.04    Public Announcements. On and after the date hereof and through the Closing Date, the Parties shall reasonably consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither Party shall, except as may be required to comply with applicable Law, issue any press release or make any public statement prior to obtaining, with respect to Sellers, Buyer’s, and with respect to Buyer, the Company’s, prior written consent (which consent, in each case, shall not be unreasonably withheld, conditioned or delayed).

SECTION 7.05    Employee Matters.

(a)    Between the date hereof and Closing, Sellers shall, in consultation with Buyer, implement a reduction in force and consolidation consistent with the long range plan that Sellers have delivered to Buyers as set forth in Section 7.05 of the Disclosure Schedules the (“Long Range Plan”). Employees who are terminated in connection with such reductions in force being “Terminated Employees”. At least ten (10) Business Days prior to the Closing, Buyer shall, or shall cause a Buyer Designee to, make an offer of employment, to commence as of the Closing, to each Employees who is employed immediately prior to the Closing and who will not be a Terminated Employee prior to the Closing or a Transition Employee (each such Employee, an “Offered Employee”). Each Offered Employee who receives and accepts such an offer of employment with Buyer or a Buyer Designee is referred to herein as a “Transferred Employee”, and Buyer shall, or shall cause the applicable Buyer Designee to, employ each Transferred Employee in accordance with such accepted offer as of the Closing. Buyer hereby agrees that the offers to the Offered Employees shall include, and for the period immediately following the Closing through and including the twelve (12) month anniversary of the Closing, Buyer shall, or shall cause the applicable Buyer Designee to, provide (i) a level of base salary and wages to each Transferred Employee that is no less favorable to the base salary and wages provided to such Offered Employee as of the date hereof, and (ii) benefit plans for the benefit or welfare of each Transferred Employee (each, a “Buyer Benefit Plan”), that are comparable in the aggregate to the benefits (except with respect to equity-based compensation and retention benefits) provided to such Offered Employee as of the date hereof.

(b)    Subject to Section 7.02(c), effective on or prior to the Closing Date, Sellers shall terminate the employment of each Terminated Employee and each Offered Employee who does not accept an offer of employment with Buyer or a Buyer Designee prior to the Closing.

(c)    Seller shall be solely responsible for all Liabilities and obligations with respect to any Employee or former Employee who is not and does not become a Transferred Employee (including all severance obligations with respect to any Employee or former employee in connection with their termination of employment with Seller and its Affiliates).

(d)    Following the Closing, Buyer shall process the payroll for, and pay (or cause to be paid), the base wages, base salary and ordinary course sales commissions accrued during the payroll period in which the Closing Date falls (the “Closing Payroll Period”) with respect to each Employee employed at any time during the Closing Payroll Period other than Transition Employees and any Terminated Employees. The Closing Payroll Period shall extend from the final payroll date preceding the Closing through and including the Closing Date. In connection therewith, Buyer shall withhold and remit, on behalf of Sellers, all applicable Taxes, including payroll taxes, as required by Law.

(e)    Buyer shall assume, pay and discharge the Liabilities of Sellers for all current and deferred salary, wages, unused vacation, sick days, personal days and/or leave earned or accrued by each Transferred Employee through Closing. In addition, with respect to any Transferred Employee or Offered Employee which Buyer does not offer employment to or whose offer of employment is not consistent with Section 7.05(a), Buyer shall assume, pay and discharge the Liabilities of Sellers for (i) any obligations or Liabilities under any Assumed Plan other than any severance obligations under any Assumed Plan in connection with the termination of any individual’s employment with Seller and its Affiliates, and (ii) any Liabilities arising under an employee incentive or retention program or similar arrangement approved by the Bankruptcy Court. With respect to each Transferred Employee, Buyer shall assume, pay and discharge the Liabilities of Sellers under the WARN Act (provided, however, that to the extent that the WARN Act is applicable to any such Employee, Sellers shall comply with all procedural aspects thereof through the Closing Date) and, with respect to each Transition Employee and Terminated Employee, Seller shall be solely responsible for all obligations under the WARN Act. Notwithstanding anything in this Agreement to the contrary, Buyer shall assume, pay and discharge the Liabilities of Sellers under COBRA (and any comparable state law) for all individuals who are “M&A qualified beneficiaries” (as such term is defined in U.S. Treasury Regulation Section 54.4980B-9) from and after the Closing. Buyer hereby acknowledges that (A) it will be a “successor employer” for purposes of U.S. Treasury Regulation Section 54.4980B-9 and other applicable purposes under COBRA and (B) that, without limiting the generality of the foregoing clause (A), Transition Employees will be treated as “M&A qualified beneficiaries” for purposes of COBRA as of the earlier of the termination of their employment with Sellers or after the Sellers no longer provide any health, dental or vision benefit plans.

(f)    Transferred Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits) under any Buyer Benefit Plan under which each Transferred Employee may be eligible to participate on or after the Closing to the same extent recognized by the Seller under comparable Seller Plans as of the date hereof; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit or grant service credit with respect to benefit accrual under any defined benefit pension plan, retiree welfare plan or any frozen plan. With respect to any Buyer Benefit Plan that is a welfare benefit plan, program or arrangement and in which a Transferred Employee may be eligible to participate on or after the Closing, Buyer shall, or shall cause the applicable Buyer Designee to, use commercially reasonable efforts to, (i) waive, or use reasonable efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Transferred Employee under such Buyer Benefit Plan to the same extent waived under a comparable Seller Plan and (ii) provide credit to each Transferred Employee (and such Transferred Employee’s beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Transferred Employee (and such Transferred Employee’s beneficiaries) under the comparable Seller Plan during the relevant plan year, up to and including the Closing; provided, however, that such credit shall not operate to duplicate any benefit or the funding of any such benefit.

(g)    Buyer agrees to assume and honor and assume, or to cause a Buyer Designee to honor and assume, in accordance with their current terms, each Assumed Plan and all trust agreements, insurance contracts, administrative service agreements and investment management agreements related to the funding and administrations of such Assumed Plans. Seller shall take such actions and reasonably cooperate with Buyer with respect to such obligations.

(h)    No provision in this Section 7.05 or otherwise in this Agreement, whether express or implied, shall (a) create any third-party beneficiary or other rights in any employee or former employee of Sellers or any of their subsidiaries or Affiliates (including any beneficiary or dependent thereof), any other participant in any Seller Plan or any other Person; (b) create any rights to continued employment with Sellers, Buyer or any of their respective subsidiaries or Affiliates or in any way limit the ability of Sellers, Buyer or any of their respective subsidiaries or Affiliates to terminate the employment of any individual at any time and for any reason; or (c) constitute or be deemed to constitute an amendment to any Seller Plan or any other employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Sellers, Buyer or any of their subsidiaries or Affiliates.

SECTION 7.06    Tax Matters.

(a)    Sellers shall prepare and timely file (or shall cause to be prepared and timely filed) all Tax Returns with respect to the Purchased Assets, including the Purchased Entities, for any Tax period ending on or before the Closing Date that are due on or prior to the Closing Date. Sellers shall be liable and responsible for, and timely pay in full any Taxes relating to periods covered by such Tax Returns. Sellers or Buyer, as required by applicable Law, shall timely file, or cause to be timely filed, each such Tax Return. To the extent that Buyer or its Affiliates is required by applicable Law to file such Tax Return, Sellers shall pay to Buyer the amount of any Taxes reflected on such Tax Returns (to the extent required to be paid by Seller) within five (5) days following the written demand by Buyer for such payment.

(b)    Buyer shall prepare and timely file (or shall cause to be prepared and timely filed) all other Tax Returns with respect to the Purchased Assets for the Pre-Closing Tax Period and any Straddle Period. Sellers shall pay to Buyer the amount of any unpaid property Taxes with respect to the Purchased Assets for the Pre-Closing Tax Period and the portion of the Straddle Period ending on the day before the Closing Date within five (5) days following any demand by Buyer for such payment.

(c)    For purposes of this Agreement, in order to apportion appropriately any Taxes, exemptions, allowances or deductions relating to a taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”), the amount of Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be the amount of such Taxes, exemptions, allowances or deductions for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period (provided that any Tax exemption or allowance with respect to an annual period shall be pro-rated on an equal daily basis between the pre-Closing Tax period and the remainder of the Straddle Period).

(d)    Any and all existing Tax sharing or similar agreements, except for this Agreement, between any Purchased Entity, on the one hand, and any Sellers, any retained Subsidiaries or any of their Affiliates, on the other hand, shall be terminated as of the Closing Date to the extent they relate to the Purchased Entity, and the Purchased Entity shall have no further liabilities or obligations imposed on it under any such agreements.

(e)    The Parties agree to treat any payment made from one Party to another pursuant to this Agreement that is not reflected as part of the Purchase Price under this Agreement as an adjustment to the Purchase Price for all income Tax purposes.

SECTION 7.07    Misallocated Assets. If, following the Closing, Buyer or its Affiliates own or hold any Excluded Asset (including by having an Excluded Asset located at any Owned Real Property or any Leased Real Property that is or will be owned or leased by Buyer or any of its Affiliates), Buyer shall transfer, or shall cause its Affiliate to transfer, at no cost to Sellers, such Excluded Asset as soon as practicable to any Sellers designated by the Company. If, following the Closing, Sellers or any of their respective Affiliates own any Purchased Asset, Sellers shall transfer, or shall cause their respective Affiliates to transfer, such Purchased Asset as soon as practicable to Buyer or an Affiliate designated by Buyer.

SECTION 7.08    Payments from Third Parties after Closing. In the event that any Seller receives any payment from a third party (other than Buyer or any of its Affiliates) after the Closing Date pursuant to any of the Purchased Contracts (or with respect to the operation by Buyer of the business of Sellers or any Purchased Asset during the post-Closing period) and to the extent such payment is not made in connection with an Excluded Asset or an Excluded Liability, Sellers shall forward such payment, as promptly as practicable but in any event within thirty (30) days after such receipt, to Buyer (or other entity nominated by Buyer in writing to Sellers) and notify such third party to remit all future payments (in each case, to the extent such payment is in respect of any post-Closing period with respect to the business of Sellers and is not in respect of an Excluded Asset or an Excluded Liability) pursuant to the Purchased Contracts to Buyer (or such other entity). Notwithstanding anything to the contrary in this Agreement, in the event that Buyer or any of its Affiliates receives any payment from a third party after the Closing on account of, or in connection with, any Excluded Asset, Buyer shall forward such payment, as promptly as practicable but in any event within thirty (30) days after such receipt, to the Company (or other entity nominated by the Company in writing to Buyer) and notify such third party to remit all future payments on account of or in connection with the Excluded Assets to the Company (or such other entity as the Company may designate).

SECTION 7.09    Bulk Transfer Laws. The Parties intend that pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets shall be free and clear of any security interests in the Purchased Assets, including any liens or claims arising out of the bulk transfer Laws, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order.

SECTION 7.10    Bankruptcy Court Approval.

(a)    Sellers shall serve on all non-Debtor counterparties to all of their Contracts a notice specifically stating that Sellers are or may be seeking the assumption and assignment of such Contracts and shall notify such non-Debtor counterparties of the deadline for objecting to the Cure Costs, if any, which deadline shall not be less than seven (7) days prior to the Sale Hearing.

(b)    Sellers and Buyer shall cooperate to obtain the Bankruptcy Court’s entry of the Sale Order and any other Order reasonably necessary in connection with the transactions contemplated by this Agreement as promptly as reasonably practicable, including furnishing affidavits, non-confidential financial information, or other documents or information for filing with the Bankruptcy Court and making such advisors of Buyer and Sellers and their respective Affiliates available to testify before the Bankruptcy Court for the purposes of, among other things, providing adequate assurances of performance by Buyer as required under Section 365 of the Bankruptcy Code, and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. Sellers and Buyer acknowledge that in order to obtain such approval Sellers must demonstrate that they have taken reasonable steps to obtain the highest or otherwise best offer possible for the Purchased Assets and that such demonstration shall include serving notice of the transactions contemplated by this Agreement to creditors and interested parties as ordered by the Bankruptcy Court.

(c)    Each of the Company and Buyer shall appear formally or informally in the Bankruptcy Court if reasonably requested by the other Party or required by the Bankruptcy Court in connection with the transactions contemplated by this Agreement and keep the other Party reasonably apprised of the status of material matters related to this Agreement, including, upon reasonable request promptly furnishing the other Party with copies of notices or other communications received by such Party from the Bankruptcy Court or any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement.

(d)    Subject to entry of the Sale Order and consummation of the Closing, Buyer shall, promptly following the Closing and in any event no later than eighteen (18) months following the Closing Date, pay the Cure Costs and cure any and all other defaults and breaches under the Purchased Contracts in accordance with the provisions of Section 365 of the Bankruptcy Code and this Agreement.

(e)    The Sale Order shall, among other things, (i) approve, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (A) the execution, delivery and performance by Sellers of this Agreement, (B) the sale of the Purchased Assets to Buyer on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances) and (C) the performance by Sellers of their respective obligations under this Agreement, (ii) authorize and empower Sellers to assume and assign to Buyer the Purchased Contracts, (iii) find that Buyer is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, find that Buyer is not a successor to any Seller and grant Buyer the protections of Section 363(m) of the Bankruptcy Code, (iv) find that Buyer shall have no Liability or responsibility for any Liability or other obligation of any Seller arising under or related to the Purchased Assets other than as expressly set forth in this Agreement or as required under applicable nonbankruptcy Law, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, successor, or transferee Liability, labor law, de facto merger, or substantial continuity, (v) find that Buyer has provided adequate assurance (as that term is used in Section 365 of the Bankruptcy Code) of future performance in connection with the assumption of the Purchased Contracts and (vi) find that Buyer shall have no Liability for any Excluded Liability. Without limiting Sellers’ obligation to take all such actions as are reasonably necessary to obtain Bankruptcy Court approval of the Sale Order, Buyer agrees that it will promptly take reasonable actions to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (x) demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code and (y) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code. Nothing in this Agreement shall require Buyer, Sellers or their respective Affiliates to give testimony to or submit any pleading, affidavit or information to the Bankruptcy Court or any Person that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or their respective stakeholders.

(f)    Sellers acknowledge and agree, and the Sale Order shall provide that, except as otherwise provided in Section 2.03, on the Closing Date and concurrently with the Closing, all then existing or thereafter arising obligations, Liabilities and Encumbrances of, against or created by Sellers or their bankruptcy estate, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Purchased Assets. On the Closing Date, the Purchased Assets shall be transferred to Buyer free and clear of all obligations, Liabilities and Encumbrances, other than Permitted Encumbrances and the Assumed Liabilities to the fullest extent permitted by Section 363 of the Bankruptcy Code.

(g)    In the event the entry of the Bid Procedures Order, the Sale Order or any other Orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bid Procedures Order, the Sale Order or other such Order), Sellers shall use commercially reasonable efforts to defend such appeal. Sellers shall comply with all notice requirements (i) of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure or (ii) imposed by the Sale Order, in each case, in connection with any pleading, notice or motion to be filed in connection herewith.

(h)    Notwithstanding anything contained herein to the contrary, during the pendency of the Chapter 11 Cases, Sellers shall not reject or transfer any Excluded Contract without first obtaining Buyer’s prior written consent. In the event that any of the Parties to this Agreement discovers a Contract related to the business of the Company and its Subsidiaries, the Purchased Assets or the Assumed Liabilities (whether prior to, on or following the Closing) and such Contract (i) was not set forth on Section 2.01(a) of the Disclosure Schedules, (ii) is a Contract which Buyer wishes to assume the rights and obligations of and (iii) has not been rejected by Sellers (with Buyer’s prior written consent in compliance with the immediately preceding sentence), Buyer and

Sellers shall execute, acknowledge and deliver such other instruments and take such further actions as are reasonably practicable for Buyer or Buyer Designee to assume the rights and obligations under such Contract as of the Closing (or, if applicable, as soon as reasonably practicable following the Closing), otherwise in accordance with Section 2.05.

(i)    Notwithstanding anything to the contrary herein, Buyer agrees and acknowledges that Sellers and their Affiliates, including through their representatives, are and may continue soliciting and/or responding to inquiries, proposal or offers from third parties in connection with any Alternative Transaction, including, without limitation, inquiries, proposals or offers related to the Purchased Assets, and may facilitate, including furnishing any information (subject to entering into a customary confidentiality agreement) with respect to, any effort or attempt by any Person to seek to do any of the foregoing in connection with an Alternative Transaction. Sellers shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) notify Buyer in writing of (i) receipt by Sellers or any of their respective Affiliates or representatives of any such inquiries, proposals or offer and (ii) any decision by Sellers as to whether to enter into any such discussions or negotiations. Sellers shall provide Buyer any notice with respect to any Alternative Transaction that is required by, and in accordance with, the RSA.

SECTION 7.11    No Successor Liability. The Parties intend that, to the fullest extent permitted by applicable Law (including under Section 363 of the Bankruptcy Code), upon the Closing, Buyer shall not be deemed to: (a) be the successor of any Seller, (b) have, de facto, or otherwise, merged with or into Sellers, (c) be a mere continuation or substantial continuation of Sellers or the enterprise(s) of Sellers or (d) be liable or have any Liability for any acts or omissions of Sellers in the conduct of their businesses or arising under or related to the Purchased Assets other than as expressly set forth and agreed in this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, the Parties intend that Buyer shall have no Liability for any Encumbrance (other than the Assumed Liabilities and Permitted Encumbrances on the Purchased Assets) against Sellers or any of Sellers predecessors or Affiliates, and Buyer shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date or in connection with the transactions contemplated to occur on the Closing, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the businesses of Sellers, the Purchased Assets or any Liability of Sellers arising prior to, or relating to any period occurring prior to, the Closing Date. The Parties agree that the Sale Order shall contain provisions substantially in the form set forth in this Section 7.11.

SECTION 7.12    Change of Name. Promptly (and, in any event, within thirty (30) Business Days) following the Closing, each Seller shall discontinue the use of their current name (and any other trade names or “d/b/a” names currently utilized by such Seller) and shall not subsequently change any of their names to or otherwise use or employ any name which includes the words “Global Eagle” and the other names listed on Section 7.12 of the Disclosure Schedules without the prior written consent of Buyer, and each Seller shall cause the name of Sellers in the caption of the Chapter 11 Cases to be changed to the new names of each Seller.

SECTION 7.13    Communications with Customers and Suppliers. Prior to the Closing, the Parties shall reasonably cooperate with each other in coordinating their communications with any Material Customer, Material Supplier or other material contractual counterparty of Sellers in relation to this Agreement and the transactions contemplated hereby.

SECTION 7.14    Wind-Down Budget. The Parties shall reasonably cooperate with each other, and use their respective good faith efforts, to develop and to finalize no later than seven (7) days prior to the Initial Acceptable Bid Deadline (as defined in the Bidding Procedures) a wind-down budget, in form and substance acceptable to the Sellers and the Buyer, with any subsequent adjustments to be mutually agreeable to both the Sellers and the Buyer (such budget, the “Wind-Down Budget”).

SECTION 7.15    Investigation. Buyer acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Business, the Purchased Assets and the Purchased Entities, and that it and its representatives have received access to certain of the books and records, facilities, equipment, Contracts and other assets of the Business (including the Purchased Assets and the Purchased Entities) for such purpose. Buyer acknowledges and agrees that, except for the representations and warranties contained in Article 3, none of the Sellers nor any of their respective Affiliates makes or has made any representation or warranty, either express or implied, or other statements or information concerning the Business, the Purchased Assets or the Purchased Entities in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 7.15 shall limit or alter the rights of Buyer under any other agreement with Sellers, including the RSA, the DIP Credit Agreement and the DIP Facility.

ARTICLE 8

CONDITIONS TO CLOSING

SECTION 8.01    Conditions to Obligations of Buyer and Sellers. The obligations of each of Buyer and Sellers to consummate the Closing are subject to the satisfaction or valid waiver at or prior to the Closing of the following conditions:

(a)    all waiting periods (including any extension thereof) applicable to the purchase and sale of the Purchased Assets under the HSR Act or any other Antitrust Law set forth on Section 8.01(a) of the Disclosure Schedules shall have expired or been terminated;

(b)    no provision of any applicable Law and no judgment, injunction or Order shall then be in effect prohibiting or making illegal the consummation of the Closing;

(c)    the FCC Approval shall have been granted;

(d)    the Bankruptcy Court shall have entered the Bid Procedures Order on or before 28 days after the Petition Date; and

(e)    the Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be a Final Order on or before (i) subject to the Bankruptcy Court’s availability, 49 days after the Petition Date, in the event the IAB Trigger Event occurs and (ii) 85 days after the Petition Date, in the event the IAB Trigger Event does not occur.

SECTION 8.02    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or valid waiver) at or prior to the Closing of the following further conditions:

(a)    the representations and warranties of Sellers in this Agreement shall be true and correct on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect,” “Material Adverse Effect” or similar qualifiers contained therein), has not had or would not reasonably be expected to have a Material Adverse Effect;

(b)    the covenants and agreements that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects;

(c)    Sellers shall have delivered, or cause to be delivered, to Buyer each item set forth in Section 2.08(a); and

(d)    the RSA, the DIP Credit Agreement and the DIP Order shall remain in full force and effect.

SECTION 8.03    Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Closing is subject to the satisfaction (or valid waiver) at or prior to the Closing of the following further conditions:

(a)    the representations and warranties of Buyer in this Agreement shall be true and correct on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or similar qualifiers contained therein) in all respects as of such earlier date, except where such failures to be true and correct would not materially impair or prevent Buyer’s ability to consummate the transactions contemplated by this Agreement;

(b)    the covenants and agreements that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects; and

(c)    Buyer shall have delivered, or cause to be delivered, to the Company each item set forth in Section 2.08(b).

ARTICLE 9

SURVIVAL

SECTION 9.01    Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a)(i) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto and (ii) the covenants in this Agreement only requiring performance prior to the Closing shall, in each case, terminate and be of no further force and effect effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no Liability on the part of, nor shall any claim be made by or on behalf of, any Party or any Party’s Affiliates in respect thereof and (b) the covenants in this Agreement that contemplate performance at or after the Closing or expressly by their terms survive the Closing shall survive the Closing in accordance with their respective terms (the “Surviving Post-Closing Covenants”) until the earlier of (i) full performance of such covenant in accordance with its terms and (ii) three (3) years following the Closing Date. Except with respect to the Surviving Post-Closing Covenants, no other remedy shall be asserted or sought by Buyer, and Buyer shall cause its Affiliates not to assert or seek any other remedy, against Sellers or any of their respective Affiliates under any contract, misrepresentation, tort, strict liability, or statutory or regulatory Law or theory or otherwise, all such remedies being hereby knowingly and expressly waived and relinquished to the fullest extent permitted under applicable Law. Buyer and Sellers acknowledge and agree, on their own behalf and on behalf of their Affiliates that the agreements contained in this Section 9.01 are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 9.01, none of the Parties would enter into this Agreement.

ARTICLE 10

TERMINATION

SECTION 10.01    Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written agreement of the Company and Buyer;

(b)    by either the Company or Buyer, if the Closing shall not have been consummated on or before October 30, 2020 (the “End Date”); provided, however, if all of the conditions to Closing, other than the conditions set forth in Section 8.01(a), Section 8.01(b) or Section 8.01(c), shall have been satisfied or shall be capable of being satisfied at the End Date, either the Company or Buyer may, by written notice to the other Party, extend the End Date for a maximum of two (2) additional thirty (30)-day periods (each, a “Renewal Period”) and such date, as so extended to the end of the first or second Renewal Period, as the case may be, shall be deemed the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to a Party whose breach of any of its representations, warranties, covenants or agreements contained herein has been the primary cause of the failure of the Closing to occur on or before the End Date;

(c)    by either the Company or Buyer, if at the end of the Auction for the Purchased Assets (if any), Buyer is not determined by the Company to be either the “Successful Bidder” or the “Backup Bidder” (each as defined in the Bid Procedures Order);

(d)    by the Company, if Sellers are not then in material breach of their obligations under this Agreement and Buyer breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would prevent the satisfaction of a condition set forth in Section 8.01 or Section 8.03, (ii) cannot be, or has not been, cured within ten (10) days following delivery of written notice to Buyer of such breach or failure to perform and (iii) has not been waived by the Company;

(e)    by Buyer, if Buyer is not then in material breach of its obligations under this Agreement and Sellers breach or fail to perform any of their representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would prevent the satisfaction of a condition set forth in Section 8.01 or Section 8.03, (ii) cannot be, or has not been, cured within ten (10) days following delivery of written notice to the Company of such breach or failure to perform and (iii) has not been waived by Buyer;

(f)    by either Buyer or the Company, (i) if the Bankruptcy Court enters an Order dismissing, or converting into cases under Chapter 7 of the Bankruptcy Code, any of the cases commenced by Sellers under Chapter 11 of the Bankruptcy Code and comprising part of the Chapter 11 Cases without the prior approval of the Required Consenting First Lien Holders (as defined in the RSA), (ii) if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of the Company is appointed in the Chapter 11 Cases or (iii) an Order or dismissal, conversion or appointment is entered with respect to the Chapter 11 Cases for any reason and not reversed or vacated within fourteen (14) days after entry thereof;

(g)    by Buyer or the Company, if any Governmental Authority issues any Order permanently enjoining or otherwise permanently prohibiting the transactions contemplated by this Agreement and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(g) shall not be available to a Party that failed to use its reasonable best efforts to contest, resolve or lift such Order; provided, further, that the right to terminate this Agreement under this Section 10.01(g) shall not be available to any Party if such Order was primarily caused by (i) such Party’s material breach of any provision of this Agreement or (ii) such Party’s failure to comply in any material respect with its obligations hereunder.

(h)    automatically, and without any requirement of any Party to deliver any notice of such termination to any other Party, if Sellers publicly announces their support for any stand-alone plan of reorganization or liquidation (or publicly support any such plan filed by any other party), other than a wind-down plan of Sellers’ estates post-Closing including pursuant to a plan of liquidation consistent with the RSA, provided that, for the avoidance of doubt, pursuit of an Alternative Transaction within the meaning of Section 7.10(i) shall not be grounds for termination of this Agreement by Buyer;

(i)    by either Buyer or the Company, if an Order of the Bankruptcy Court is entered denying approval of the Bid Procedures Order or the Sale Order and such Order shall have become final and non-appealable;

(j)    by Buyer if the DIP Facility is accelerated and the Required DIP Lenders (as defined in the RSA) exercise remedies as set forth in the DIP Credit Agreement and DIP Orders;

(k)    by Buyer if, under Section 363(k) of the Bankruptcy Code, Buyer is unable, pursuant to any Final Order of the Bankruptcy Court to provide a credit bid (or otherwise bidding on such other terms as may be agreed by Buyer, in its sole discretion) as contemplated by this Agreement in connection with the payment of the Purchase Price;

(l)    by Buyer upon the occurrence of any RSA Termination Event (other than as a result of a breach by the Required Consenting First Lien Lenders (as defined in the RSA)); or

(m)    by the Company upon the occurrence of any RSA Termination Event (other than as a result of a breach by Sellers).

The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other Party in accordance with Section 12.01. For the avoidance of doubt, each condition permitting termination of this Agreement set forth in this Section 10.01 shall be considered separate and distinct from each other such condition and, if more than one termination condition set forth in this Section 10.01 is applicable, the Party exercising any such termination right shall have the right to choose the termination condition pursuant to which this Agreement is to be terminated.

SECTION 10.02    Effect of Termination.

(a)    If this Agreement is terminated as permitted by Section 10.01, (i) this Agreement shall become null and void and of no further force and except, except for the provisions of Section 7.01(a), this Section 10.02, 10.03 and Article 12, which shall survive such termination of this Agreement and (ii) no Party (nor any stockholder, director, officer, employee, agent, consultant or representative of any such Party) shall thereafter have any Liability hereunder; provided that nothing in this Section 10.02 shall be deemed to release any Party from any Liability (x) for any breach of this Agreement occurring prior to its termination and (y) that may otherwise be provided in, or contemplated by, the provisions of Section 7.01(a) or Section 10.02(b).

(b)    Notwithstanding anything contained in this Agreement to the contrary, in the event (i) this Agreement is terminated pursuant to Section 10.01(c), Section 10.01(e), Section 10.01(f), Section 10.01(h), Section 10.01(i), Section 10.01(j) or Section 10.01(l) or (ii) (A) this Agreement is terminated pursuant to Section 10.01(b) or Section 10.01(g) and (B) at the time of such termination, Buyer is entitled to terminate this Agreement pursuant to Section 10.01(e), Sellers agree, on a joint and several basis, to pay Buyer the Expense Reimbursement (without duplication of the payment of such expenses under any other agreement with Sellers) by wire transfer of immediately available funds promptly within five (5) Business Days of such termination of this Agreement.

SECTION 10.03    Costs and Expenses. Except as otherwise expressly provided in this Agreement, including as set forth in Section 10.02(b) whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

ARTICLE 11

TAXES

SECTION 11.01    G Reorganization.

(a)    Buyer has the right to elect at any time at least five (5) Business Days prior to the Closing to structure or restructure the transactions contemplated by this Agreement as a reorganization under Section 368(a)(1)(G) of the Code, with any actual or deemed distribution by the Company (or, if applicable, any of its Subsidiaries) qualifying under Sections 354 and 356 of the Code but not under Section 355 of the Code (“G Reorganization” and such election, the “G Reorganization Election”); provided that such G Reorganization would not materially delay the Closing.

(b)    In the event that a G Reorganization Election is made, Buyer and Sellers shall (i) agree on the transaction steps to implement the G Reorganization in a manner that is otherwise consistent with the rights and obligations of Buyer and Sellers under this Agreement, (ii) treat the G Reorganization as a corporate acquisition of assets by Buyer to which Section 381 of the Code applies, (iii) agree that this Agreement (together with any other applicable documents) constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) with neither Buyer nor any Seller taking any action or failing to take an action that will preclude the transactions contemplated by this Agreement (together with any other applicable documents) from qualifying as a G Reorganization and (iv) take (or not take) any other actions reasonably necessary to secure and preserve the qualification of any of the transactions set forth in this Agreement (together with any other applicable documents) as a G Reorganization, including, without limitation, with respect to (A) repayment, cancellation or settlement of, or other actions with respect to, any intercompany accounts on or before the Closing Date, (B) the merger of one member of the Company or its Subsidiaries with another member of the Company or its Subsidiaries on or before the Closing Date or conversion (or liquidation) of any such member into a limited liability company on or before the Closing Date, (C) the filing of any Tax elections to treat any such entity as a disregarded entity for U.S. federal income Tax purposes on or before the Closing Date, (D) causing the formation of an entity that will act as the acquiror in the G Reorganization and (E) satisfaction of the ownership requirements set forth in Section 382(l)(5)(A) of the Code (“L5”) to the extent that Buyer is potentially eligible to utilize L5 and Buyer agrees that the preservation of the ability to make such election is in the best interests of Buyer; provided that Sellers shall not be limited in respect of disposing of any of their assets if and to the extent permitted under the other provisions of this Agreement and taking or refraining from taking any action required by Law, including if such actions would be inconsistent with their obligations under the Bankruptcy Code.

(c)    To the extent not addressed by the foregoing, Buyer and each Seller shall also furnish or cause to be furnished to each other all documentation and information of Sellers or any of their Affiliates as reasonably requested in connection with (i) the treatment of the transactions contemplated by this Agreement as one or more reorganizations under Section 368 of the Code or in connection with qualifying for the application of Section 382(l)(5) of the Code and (ii) the Tax basis, losses, and credits (including carryovers), income, gains, deductions and other attributes or Tax items of Sellers or any of their Affiliates.

ARTICLE 12

MISCELLANEOUS

SECTION 12.01    Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be delivered to the addresses set forth below (or pursuant to such other address(es) as may be designated in writing by the Party to receive such notice):

if to Buyer:

[GEE Acquisition LLC]
[ ]
[ ]
Attention:	[ ]
Email:	[ ]
[ ]

with a copy, which shall not constitute notice, to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention:	Scott J. Greenberg, Michael J. Cohen and Barbara L. Becker
Email:	sgreenberg@gibsondunn.com;
mcohen@gibsondunn.com;
bbecker@gibsondunn.com

if to Sellers, to:

Global Eagle Entertainment Inc.
6080 Center Drive, Suite 1200
Los Angeles, CA 90045
Attention:	Christian Mezger and Kim Nakamaru
Email	Christian.Mezger@globaleagle.com;
Kim.Nakamaru@globaleagle.com

with a copy, which shall not constitute notice, to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834
Attention:	George Davis, David Zaheer and Ted Dillman
Email	george.davis@lw.com;
david.zaheer@lw.com;
ted.dillman@lw.com

All such notices, requests and other communications shall be deemed received (a) if delivered prior to 5:00 p.m. New York time on a day which is a Business Day, then on such date of delivery if delivered personally, or, if by email, upon written confirmation of delivery by email (which may be electronic), and if delivered after 5:00 p.m. New York time (whether personally or by email) then on the next succeeding Business Day, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

SECTION 12.02    Amendments and Waivers.

(a)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of Buyer and the Company (on behalf of itself and each Seller) or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided that any waiver asserted against any Seller shall be valid if given by the Company on behalf of such Seller. For clarity, Bankruptcy Court approval shall not be required for any amendment to this Agreement.

(b)    No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

SECTION 12.03    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that subject to Buyer’s right to designate a Buyer Designee as set forth in Section 2.01, Buyer, on the one hand, may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Company, and each Seller, on the other hand, may not assign, delegate or otherwise transfer any of their respective rights or obligations under this Agreement without the prior written consent of Buyer. Any attempted assignment in violation of this Section 12.03 shall be null and void, ab initio.

SECTION 12.04    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law rules of such State.

SECTION 12.05    Jurisdiction. The Parties agree that, during the period from the date hereof until the date on which the Chapter 11 Cases are closed or dismissed (the “Bankruptcy Period”), any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Bankruptcy Court. The Parties further agree that, following the Bankruptcy Period, any Action with respect to this Agreement or the transactions contemplated hereby shall be brought against any of the Parties exclusively in either the United States District Court for the District of Delaware or any state court of the State of Delaware located in such district, and each of the Parties hereby irrevocably consents to the jurisdiction of such court and the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such Action (including any Proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action (including any Proceeding) in such courts or that any such Action (including any Proceeding) which is brought in such courts has been brought in an inconvenient forum. Process in any such Action (including any Proceeding) may be served on any party anywhere in the world, whether within or without the jurisdiction of the Bankruptcy Court, the United States District Court for the District of Delaware or any state court of the State of Delaware. Without limiting the foregoing, each Party agrees that service of process on such Party in the manner as provided in Section 12.01 for notices shall be deemed effective service of process on such Party.

SECTION 12.06    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSES OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.06 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

SECTION 12.07    Counterparts; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. No other provision of this Agreement is intended to confer upon any Person other than the Parties any rights, benefits, Proceedings or remedies hereunder. Delivery of a .pdf version of one or more signatures to this Agreement shall be deemed adequate delivery for purposes of this Agreement.

SECTION 12.08    Specific Performance. It is understood and agreed by the Parties that money damages (even if available) would not be a sufficient remedy for any breach of this Agreement by Sellers or Buyer and as a consequence thereof, after the Bankruptcy Court’s entry of the Sale Order, Sellers and Buyer shall each be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach in addition to any other remedy to which such Party may be entitled in Law or in equity, including an Order of the Bankruptcy Court or other court of competent jurisdiction requiring Buyer or Sellers, as may be applicable, to comply promptly with any of their obligations hereunder. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such Order.

SECTION 12.09    Entire Agreement. This Agreement and the other Transaction Documents (together with the Schedules and Exhibits hereto and thereto) constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to such subject matter. No Party to this Agreement shall be liable or bound to any other Party in any manner by any representations, warranties, covenants or agreements relating to such subject matter except as specifically set forth herein and therein. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.

SECTION 12.10    No Strict Construction. Buyer, on the one hand, and Sellers, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer, on the one hand, and Sellers, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

SECTION 12.11    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transaction contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 12.12    Disclosure Schedules. The representations and warranties of Sellers set forth in this Agreement are made and given subject to the disclosures in the Disclosure Schedules. Inclusion of information in the Disclosure Schedules will not be construed as an admission that such information is material to the business, operations of condition (financial or otherwise) of Sellers or their respective businesses, in whole or in part, or as an admission of Liability or obligation of Sellers to any Person. The sections of the Disclosure Schedules have been organized for purposes of convenience in numbered sections corresponding to the sections in this Agreement; provided, however, that any disclosure in any section of the Disclosure Schedules will apply to and will be deemed to be disclosed with respect to any other representation and warranty, so long as the applicability of such disclosure is reasonably apparent on its face. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party or other Person shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedules is or is not material for purposes of this Agreement. Nothing in this Agreement (including the Disclosure Schedules) shall be deemed an admission by either Party or any of its Affiliates, in any Proceedings, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or Law. The Disclosure Schedules and the information and disclosures contained therein are intended only to modify the representations or warranties of Sellers contained in this Agreement. Where the terms of a contract or document have been summarized or described in the Disclosure Schedules, such summary or description does not purport to be a complete statement of the material terms of such contract or document, and all such summaries and descriptions are qualified in their entirety by reference to the contract or document being summarized or described to the extent such contract or other document has been made available to Buyer prior to the date hereof.

SECTION 12.13    No Recourse. Notwithstanding anything in this Agreement or in any other Transaction Document, the Parties hereby acknowledge and agree that, except to the extent a Person is a named party to this Agreement, no Person, including any current, former or future director, officer, employee, incorporator, member, manager, director, partner, investor, shareholder, agent, representative, or Affiliate of any, shall have any liability to the other Party, and each Party shall have no recourse against, any Person other than the other Party in connection with any liability, claim or cause of action arising out of, or in relation to, this Agreement, any other Transaction Document or the transactions contemplated hereby and thereby, whether pursuant to any attempt to pierce the corporate veil, any claims for fraud, negligence or misconduct or any other claims otherwise available or asserted at law or in equity.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY

GLOBAL EAGLE ENTERTAINMENT INC.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

OTHER SELLERS

AIRLINE MEDIA PRODUCTIONS INC.

By:
Name:
Title:

ENTERTAINMENT IN MOTION, INC.

By:
Name:
Title:

ROW 44, INC.

By:
Name:
Title:

GLOBAL EAGLE TELECOM LICENSING SUBSIDIARY LLC

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

INFLIGHT PRODUCTIONS USA, INC.

By:
Name:
Title:

THE LAB AERO, INC.

By:
Name:
Title:

N44HQ, LLC

By:
Name:
Title:

GLOBAL EAGLE SERVICES, LLC

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

IFE SERVICES (USA), INC.

By:
Name:
Title:

POST MODERN EDIT, INC.

By:
Name:
Title:

GLOBAL EAGLE ENTERTAINMENT OPERATIONS SOLUTIONS, INC.

By:
Name:
Title:

EMERGING MARKETS COMMUNICATIONS, LLC

By:
Name:
Title:

MARITIME TELECOMMUNICATIONS NETWORK, INC.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

MTN GOVERNMENT SERVICES, INC.

By:
Name:
Title:

MTN INTERNATIONAL, INC.

By:
Name:
Title:

MTN LICENSE CORP.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

BUYER

[GEE ACQUISITION LLC]

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]